Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THOMCORP HOLDINGS INC.

CB TRANSACTION CORP.

THOMSON REUTERS CORPORATION
(solely with respect to Section 9.13)

AND

FX ALLIANCE INC.

DATED AS OF JULY 8, 2012

The Merger Agreement has been provided solely to inform investors of its terms. The Merger Agreement contains customary representations, warranties and covenants, which were made for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may be subject to important qualifications and limitations agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms or with certain disclosures not reflected in the text of the Merger Agreement, may not be accurate or complete as of any specified date or may be subject to a contractual standard of materiality different from those generally applicable to stockholders or other investors in the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Article VI ADDITIONAL AGREEMENTS		46

6.1	Access and Reports	46
6.2	Reasonable Best Efforts	47
6.3	Employee Matters	48
6.4	Indemnification, Exculpation and Insurance	50
6.5	Public Announcements	53
6.6	Fees and Expenses	53
6.7	Section 16(b)	53
6.8	Rule 14d-10 Matters	53
6.9	Stock Exchange De-Listing	53
6.10	Takeover Statutes	53
6.11	Company Loan Agreement	54
6.12	FIRPTA Certificate	54
6.13	Transaction Litigation	54
6.14	Earnings Results	54
6.15	Lock-Up Waiver	54

Article VII CONDITIONS PRECEDENT		55

7.1	Conditions to Each Party’s Obligation to Effect the Merger	55

Article VIII TERMINATION AND AMENDMENT		55

8.1	Termination	55
8.2	Notice of Termination; Effect of Termination	58
8.3	Fees and Expenses	58

Article IX GENERAL PROVISIONS		61

9.1	Nonsurvival of Representations, Warranties and Agreements	61
9.2	Notices	61
9.3	Definitions	62
9.4	Interpretation	66
9.5	Counterparts	67
9.6	Entire Agreement; No Third-Party Beneficiaries	67
9.7	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	67
9.8	Assignment	68
9.9	Specific Performance	68
9.10	Amendment; Extension; Waiver	68
9.11	Severability	69
9.12	Obligations of Parent and of the Company	69
9.13	Parent Guarantee	69

ANNEX I CONDITIONS TO THE OFFER		Annex I - 1
ANNEX II SURVIVING COMPANY CERTIFICATE OF INCORPORATION		Annex II - 1

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	9.3
Acceptance Time	1.3(a)
Acquisition Proposal	9.3
Acquisition Transaction	9.3
Affiliate	9.3
Affiliate Transaction	4.1(s)
Agreement	Preamble
Antitrust Division	6.2(a)
Appraisal Rights	3.6
Balance Sheet Date	4.1(f)(iii)
beneficial ownership	1.3(a)
Book-Entry Shares	3.2(b)(i)
Business Day	9.3
Certificate of Merger	2.3
Certificates	3.2(b)(i)
Claim	6.4(c)
Closing	2.2
Closing Date	2.2
Code	3.5
Company	Preamble
Company 401(k) Plan	6.3(d)
Company Benefit Plan	4.1(m)(i)
Company Board	Recitals
Company Board Recommendation	4.1(d)
Company Board Recommendation Change	5.3(a)
Company Bylaws	4.1(a)
Company Capital Stock	4.1(c)(i)
Company Certificate of Incorporation	4.1(a)
Company Common Stock	Recitals
Company Disclosure Letter	4.1
Company Fairness Opinion	4.1(r)
Company Financial Advisor	4.1(r)
Company IT Assets	9.3
Company Material Adverse Effect	9.3
Company Permitted Liens	9.3
Company Preferred Stock	4.1(c)(i)
Company Real Property Lease	4.1(o)(i)
Company Restricted Stock	9.3
Company SEC Documents	4.1(f)(i)
Company Stock Option	9.3
Company Stock Plans	9.3
Confidentiality Agreement	9.3
Continuing Employee	6.3(a)

Contract	9.3
Copyrights	9.3
Credit Agreement	6.11
D&O Insurance	6.4(e)
Delaware Courts	9.7(b)
DGCL	Recitals
Dissenting Shares	3.6
Effective Time	2.3
Enforceability Exceptions	4.1(d)
Environmental Law	4.1(l)(ii)
Environmental Proceedings	4.1(l)(ii)
Event	9.3
Exchange Act	Recitals
Exchange Fund	3.2(a)
executive officers of the Company	9.3
Expiration Date	1.1(c)
Federal Securities Laws	1.1(e)
Filed SEC Document	4.1
FSA	4.1(e)(ii)
FSMA	6.2(a)
FTC	6.2(a)
GAAP	9.3
Governmental Authority	4.1(e)(ii)
Hazardous Materials	4.1(l)(ii)
HSR Act	4.1(e)(ii)
Indemnified Parties	6.4(c)
Independent Directors	1.3(d)
Initial Outside Date	8.1(b)
Intellectual Property Rights	9.3
Intervening Event	9.3
IT Assets	9.3
Judgment	4.1(e)(i)
Law	4.1(e)(i)
Leased Real Property	4.1(o)(i)
Liens	4.1(b)
Material Contract	4.1(j)(i)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Minimum Condition	Annex I(i)
NYSE	1.1(c)
Offer	Recitals
Offer Closing	9.3
Offer Conditions	1.1(b)
Offer Documents	1.1(e)
Offer Price	1.1(a)

v

Offer to Purchase	1.1(d)
Outside Date	8.1(b)
Outstanding Proposal	8.3(b)
Parent	Preamble
Parent 401(k) Plan	6.3(d)
Parent Disclosure Letter	4.2
Parent Guarantor	Preamble
Parent Material Adverse Effect	9.3
Parent Termination Fee	8.3(f)
Parties	Preamble
Party	Preamble
Patents	9.3
Paying Agent	3.2(a)
Permits	4.1(k)
Person	9.3
Proceedings	4.1(i)
Proper Delivery	3.2(b)(i)
Proxy Statement	2.8(a)(ii)
Recommendation Change Notice	5.3(a)
Release	4.1(l)(ii)
Representatives	5.2(b)
Restraints	7.1(c)
Sarbanes-Oxley Act	4.1(f)(i)
Schedule 14D-9	1.2(a)
SEC	1.1(c)
Securities Act	4.1(f)(i)
Self-Regulatory Organization	9.3
Shares	Recitals
Stockholder Approval	4.1(q)
Stockholders	Recitals
Stockholders Meeting	2.8(a)(i)
Subsidiary	9.3
Superior Proposal	9.3
Support Agreement	Recitals
Surviving Company	2.1
Tax	4.1(n)(ix)
Tax Return	4.1(n)(x)
Taxing Authority	4.1(n)(xi)
Tendered Shares	1.1(b)
Termination Fee	8.3(b)
Top-Up Consideration	1.4(b)
Top-Up Option	1.4(a)
Top-Up Shares	1.4(a)
Trade Secrets	9.3
Trademarks	9.3
UK Sub	4.1(e)(ii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Thomcorp Holdings Inc., a Delaware corporation (“Parent”), CB Transaction Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), FX Alliance Inc., a Delaware corporation (the “Company”) and, solely with respect to Section 9.13, Thomson Reuters Corporation, a corporation under the Laws of the Province of Ontario, Canada (“Parent Guarantor”).  Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent and in accordance with the terms hereof, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) an offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (collectively, the “Shares” or the “Company Common Stock”), other than shares of Company Common Stock directly owned by Parent or Merger Sub or held by the Company as treasury shares, for the consideration and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that each of this Agreement, the Merger (as defined herein) and the Offer is advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Stockholders”) upon the terms and subject to the conditions set forth herein, and has determined to recommend that the Stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable Law (as defined herein), vote in favor of the adoption of this Agreement;

WHEREAS, the board of directors of Merger Sub has determined that each of this Agreement, the Merger and the Offer is advisable, fair to and in the best interests of Parent (as its sole stockholder) upon the terms and subject to the conditions set forth herein, and has determined to recommend that Parent (as its sole stockholder), if required by applicable Law, vote in favor of the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, promptly after the execution of this Agreement, will adopt this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, TCV VI, L.P., TCV Member Fund, L.P., Philip W. Weisberg and John W. Cooley have each delivered to Parent and Merger Sub a tender support agreement, dated as of the date hereof (each, a “Support Agreement” ), providing that, subject to the terms and conditions set forth therein, such Persons shall, among other things, tender the shares of Company Common Stock beneficially owned by them in the Offer; and

WHEREAS, it is further proposed that following the completion of the Offer, Merger Sub will merge with and into the Company (the “Merger”), and the Company shall continue as the Surviving Company (as defined herein) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for good and valuable consideration the sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER

1.1           The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, as promptly as practicable after the date hereof (but in no event later than the eighth (8th) Business Day after the date hereof), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act), and Parent shall cause Merger Sub to commence, the Offer to purchase all of the issued and outstanding Shares at a price per Share in cash equal to $22.00 net to the seller, without interest and less any taxes required to be withheld as described in Section 3.5 (such amount to be paid for each Share, as it may be amended from time to time in accordance with the terms hereof, the “Offer Price”). The Company agrees that no Shares owned by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(b)           The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date (the “Tendered Shares”) shall be subject only to (i) the satisfaction of the Minimum Condition and (ii) the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex I hereto (such conditions, together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or to modify the terms or conditions of the Offer, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares subject to the Offer, (iv) waive or amend the Minimum Condition, (v) add to the Offer Conditions or impose any other conditions to the Offer, (vi) extend the expiration of the Offer except as required or permitted in this Section 1.1 of this Agreement, (vii) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement, in each case, in a manner adverse to the holders of Shares or (viii) abandon or terminate the Offer, except as expressly provided in this Agreement.

(c)           Subject to the terms and conditions of this Agreement and the Offer, the initial expiration date for the Offer shall be midnight, New York City time, the twentieth (20th) Business Day from and after the date the Offer is commenced, as determined in accordance with Rules 14d-1(g)(3) and 14d-2 of the Exchange Act (such initial expiration date as it may be extended in accordance with the terms of this Agreement, the “Expiration Date”).  Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Article VIII; provided, however, that Merger Sub shall, and Parent shall cause Merger Sub to, withdraw and terminate the Offer promptly (and in any event within one Business Day) after the effective termination of this Agreement in accordance with Article VIII (and promptly after any termination or withdrawal of the Offer, Merger Sub shall return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereto, to the extent required by the terms of the Offer).  Merger Sub shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the New York Stock Exchange (the “NYSE”) that is applicable to the Offer.  If, at any then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer), Merger Sub may, in its sole discretion, and if requested in writing by the Company, Merger Sub shall, and Parent shall cause it to (in each case unless this Agreement has been terminated pursuant to Article VIII), extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent and Merger Sub) until the earlier to occur of (A) the termination of this Agreement pursuant to Article VIII, (B) the Outside Date (as in effect at the time of extension) and (C) the satisfaction or waiver of all of the Offer Conditions.  In addition, Merger Sub may, and if requested in writing by the Company, Merger Sub shall, and Parent shall cause it to, elect to provide for a “subsequent offering period” of not less than ten (10) Business Days (or such other duration as reasonably agreed by the parties) (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act if, prior to the commencement of such “subsequent offering period,” Parent and Merger Sub directly or indirectly own (or would own after the actual exercise of the Top-Up Option) less than ninety percent (90%) of the outstanding Shares. For the avoidance of doubt, the Offer Documents shall reserve Merger Sub’s rights to effect a “subsequent offering period” in accordance with this Section 1.1(c).  Nothing in this Section 1.1(c) shall (i) impose any obligation on Merger Sub to (and Merger Sub shall not without the prior written consent of the Company) extend the Offer or provide for a “subsequent offering period” that extends beyond the Outside Date then in effect, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Article VIII.

(d)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the applicable terms set forth in this Agreement and be subject to the conditions set forth in Annex I hereto.  Merger Sub shall, and Parent shall cause Merger Sub to, on the terms and subject to the prior satisfaction or waiver (if permitted) of the conditions of the Offer, accept for payment and pay for all Tendered Shares promptly (within the meaning of Rule 14d-11 under the Exchange Act) and, unless the Outside Date has been extended beyond December 31, 2012, in any event shall deposit the payment for the Tendered Shares with the paying or transfer agent no later than December 31, 2012 (and Parent and Merger Sub shall direct any transfer or paying agent to promptly pay for all accepted Tendered Shares).  If Merger Sub makes available a “subsequent offering period” in accordance with Section 1.1(c), Merger Sub shall, and Parent shall cause Merger Sub to accept for payment and pay for all Shares that are validly tendered during such “subsequent offering period” promptly (within the meaning of Rule 14d-11 under the Exchange Act) after any Shares are validly tendered during such “subsequent offering period” and, unless the Outside Date has been extended beyond December 31, 2012, in any event shall deposit the payment for the Tendered Shares with the paying or transfer agent no later than December 31, 2012 (and Parent and Merger Sub shall direct any transfer or paying agent to promptly pay for all accepted Tendered).

(e)           On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain as exhibits the Offer to Purchase, a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto and including the exhibits thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the Stockholders as and to the extent required by United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (the “Federal Securities Laws”).  The Company shall promptly provide to Parent and Merger Sub all information concerning the Company that may be required by Federal Securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO.  Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws.  Parent and Merger Sub shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company and its Representatives, and shall consider in good faith any comments of the Company and its Representatives.  Each of Parent, Merger Sub and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws.  Parent and Merger Sub shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement.  Unless a Company Board Recommendation Change shall have occurred, Parent and Merger Sub shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that Parent, Merger Sub or their Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.  Unless a Company Board Recommendation Change shall have occurred, Parent and Merger Sub shall use reasonable best efforts to permit the Company and its Representatives to participate with Parent and Merger Sub or their Representatives in any discussions or meetings with the SEC.  The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement.

1.2          Company Actions.

(a)           On the date the Offer Documents are filed with the SEC, the Company shall file a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which, subject to Section 5.2, shall contain the Company Board Recommendation.  The Company shall include the Company Fairness Opinion in the Schedule 14D-9. Parent shall cause the Schedule 14D-9 to be disseminated to the Stockholders along with the Offer Documents in accordance with Rule 14d-9 under the Exchange Act and Federal Securities Laws.  Each of Parent and Merger Sub shall promptly provide to the Company all information concerning Parent and Merger Sub that may be required by Federal Securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the Federal Securities Laws.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the dissemination or filing thereof for review and comment by Parent and its Representatives, and shall consider in good faith any comments of Parent.  Each of the Company, Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws.  The Company shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Federal Securities Laws.  Unless a Company Board Recommendation Change shall have occurred, the Company shall provide Parent and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.  Unless a Company Board Recommendation Change shall have occurred, the Company shall use reasonable best efforts to permit Parent and Merger Sub or their Representatives to participate with the Company and its Representatives in any discussions or meetings with the SEC.

(b)           In connection with the Offer, if requested by Merger Sub, the Company shall promptly furnish or cause to be furnished to Merger Sub mailing labels containing the names and addresses of all record holders of Company Common Stock, a non-objecting beneficial owners list and security position listings of Company Common Stock held in stock depositories, each as of the most recent practicable date, and shall promptly furnish to Merger Sub such additional information, including updated lists of Stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the Stockholders. Subject to the requirements of applicable Law and the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, Parent and Merger Sub will, upon request by the Company, deliver to the Company or destroy, and will use their reasonable best efforts to cause their Representatives to deliver to the Company or destroy, all copies of such information then in their possession or control.

(c)           Unless the Company shall have effected a Company Board Recommendation Change, Parent shall advise the Company as to the aggregate number of shares of Company Common Stock tendered in the Offer at least on: (i) a weekly basis, from the commencement of the Offer until the tenth (10th) business day prior to the initial expiration of the Offer and (ii) a daily basis, on each of the last ten (10) business days prior to the initial expiration of the Offer and on each business day thereafter until the Expiration Date and in any “subsequent offering period”.

1.3          Directors.

(a)           Subject to compliance with applicable Law, promptly after the initial acceptance for payment by Merger Sub of the Tendered Shares pursuant to the Offer (the “Acceptance Time”), subject to Parent or Merger Sub depositing the payment for the Tendered Shares with the depositary agent for the Offer, and from time to time thereafter (but only for so long as Parent and Merger Sub beneficially own at least a majority of the outstanding Shares), Merger Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the next sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Sub at such time (including Shares so accepted for payment and, if the Top-Up Option is exercised, the Shares purchased upon the exercise of the Top-Up Option) represents as a fraction of the total number of Shares then outstanding on a fully diluted basis. As used in this Agreement, the terms “beneficial ownership”  (and its correlative terms) shall have the meanings provided in Rule 13d-3 under the Exchange Act. In furtherance thereof and to the fullest extent permitted by applicable Law and the rules of the NYSE, promptly after the Acceptance Time, the Company shall, upon request of Parent, use its reasonable best efforts to cause Merger Sub’s designees to be so elected or appointed, including increasing the size of the Company Board (by amending the Company Bylaws (as defined herein) if necessary) and/or seeking the resignations of one or more incumbent directors as appropriate.

(b)           From time to time after the Acceptance Time, subject to Parent depositing the payment for the Tendered Shares with the depositary agent for the Offer and subject to Section 1.3(c), the Company shall take all action necessary to cause the individuals so designated by Merger Sub to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company.

(c)           The Company’s obligations under Sections 1.3(a) and (b) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall include in the Schedule 14D-9 such information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board.  Merger Sub shall promptly after the date hereof (and in any event, a reasonable time prior to the filing of the Schedule 14D-9) furnish to the Company, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and affiliates to the extent such information is required by Section 14(f) and Rule 14f-1 or as otherwise provided to the Company by Parent or Merger Sub for inclusion in the Schedule 14D-9.

(d)           In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.3 then, until the Effective Time, the Company and Parent shall (i) allow the Company Board to maintain at least three (3) directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”), (ii) allow the Independent Directors who are members of the audit committee of the Company Board immediately prior to the date of this Agreement to remain as the sole members of the audit committee of the Company Board and (iii) cause such audit committee to comply with all requirements of Federal Securities Laws and the NYSE applicable thereto. If any Independent Director is unable to serve due to death, disability or resignation, then the remaining Independent Directors (or, if no Independent Director is then in office, the members of the Company Board) shall be entitled to elect or appoint another individual to fill each such vacancy, which individual shall not be an officer, director, employee or agent of, or otherwise an Affiliate of, Parent or Merger Sub and shall otherwise satisfy all requirements of Federal Securities Laws and the NYSE applicable to a member of an audit committee, and each such individual shall be deemed to be an Independent Director for purposes of this Agreement; it being further understood and agreed that if any Independent Director that is so unable to serve was a member of the audit committee of the Company Board, the Independent Director appointed to fill such vacancy shall serve as a member of the audit committee. Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Merger Sub’s designees pursuant to this Section 1.3 constitute a majority of the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors, acting qua audit committee of the Company Board, shall be required and shall, to the fullest extent permitted by the DGCL, be sufficient to (A) amend, modify or terminate this Agreement on behalf of the Company or to amend or modify the terms or conditions of the Offer or the Merger or any of the agreements contemplated or referenced hereby, (B) exercise or waive any of the Company’s rights or remedies under this Agreement or any of the agreements contemplated or referenced hereby, (C) extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement or any of the agreements contemplated or referenced hereby, (D) enforce any obligation of Parent or Merger Sub under this Agreement or any of the agreements contemplated or referenced hereby, or (E) amend or otherwise modify in any manner adverse to the Stockholders the Company Certificate of Incorporation or Company Bylaws.  The Independent Directors, acting qua audit committee of the Company Board, shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Independent Directors and shall have the authority, after the Acceptance Time and prior to the Effective Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.  The Parties acknowledge and agree that, from and after the Acceptance Time, the Company shall, upon Parent’s request, take all actions reasonably necessary to elect to be treated as a “controlled company” (within the meaning of the listing requirements of the NYSE); provided, however, that nothing in this sentence shall limit or modify in any way the other provisions of this Section 1.3(d).

1.4          Top-Up Option.

(a)           The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 1.4, to purchase from the Company a number of newly-issued Shares (the “Top-Up Shares”) equal to at least the number of Shares that, when added to the number of Shares owned directly or indirectly by Parent and Merger Sub at the time of such exercise, shall constitute one (1) Share more than the number of Shares necessary for Merger Sub to be merged with and into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of Shares pursuant to the exercise of the Top-Up Option).

(b)           The Top-Up Option shall only be exercisable once, in whole and not in part, at any time at or after the later of the Acceptance Time (subject to Parent or Merger Sub depositing the payment for the Tendered Shares with the depositary agent for the Offer) and the date of expiration of any “subsequent offering period” and prior to the Effective Time; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable and shall terminate (x) at the later of the Acceptance Time and the date of expiration of any “subsequent offering period” if the minimum number of Top-Up Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes of this Section 1.4, any Shares held in the treasury of the Company), (y) if any judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares or (z) upon the termination of the Agreement in accordance with its terms.  Subject to Section 1.4(d), the aggregate amount payable to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”).

(c)           If there shall have been validly tendered and not validly withdrawn in the Offer that number of Shares which, when added to the Shares owned directly or indirectly by Parent or Merger Sub and the maximum number of Top-Up Shares that may be issued in accordance with this Section 1.4 would represent the number of Shares necessary for Merger Sub to be merged with and into the Company pursuant to Section 253 of the DGCL, then promptly following the Acceptance Time or expiration of any “subsequent offering period” (and, in any event, by the earlier of (x) the second (2nd) Business Day thereafter and (y) the Outside Date then in effect), Merger Sub shall exercise the Top-Up Option and shall give the Company the written notice contemplated by Section 1.4(e).

(d)           The Top-Up Consideration shall consist of (i) an amount equal to the par value of the Top-Up Shares, to be paid in cash, and (ii) an amount equal to the balance of the Top-Up Consideration, which may be paid in the sole discretion of Parent and Merger Sub (x) in cash or (y) by issuance by Merger Sub (provided that if Merger Sub is not the holder of the Tendered Shares, then by issuance by Parent) of an unsecured, non-negotiable, non-transferable promissory note (which shall be treated as payment to the extent of the principal amount thereof), or any combination of the foregoing. Any such promissory note shall (A) accrue simple interest at the rate per annum of 5.0%, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid at any time and from time to time, without premium or penalty, (D) shall provide that the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (1) Merger Sub fails to timely make any payment on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (2) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors, and (E) shall have no other material terms. The Company Board has determined that the Top-Up Consideration is adequate in accordance with the DGCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.4 the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.

(e)           In the event Merger Sub wishes (or is required) to exercise the Top-Up Option, Merger Sub shall give the Company written notice, and shall set forth in such notice (i) the number of Shares that will be owned, directly or indirectly, by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares, (ii) the place and time for the closing of the purchase of the Top-Up Shares, and (iii) the manner in which Merger Sub intends to pay the applicable exercise price; provided, however, that Merger Sub shall use reasonable best efforts to cause the closing of the Top-Up Option to occur on the same date and at the same place as the Closing and in any event no later than the earlier of (x) five (5) Business Days after delivery of such notice and (y) the Outside Date then in effect.  If the closing of the Top-Up Option is not to be on the same date of the Closing, then such notice shall also include an undertaking signed by Parent and Merger Sub that Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise of the Top-Up Option and the delivery by the Company of the Top-Up Shares (but in any event no later than the Outside Date then in effect), consummate the Merger in accordance with the terms hereof. The Company shall, promptly following receipt of such notice, deliver written notice to Parent and Merger Sub certifying the number of Shares then outstanding and specifying the number of Top-Up Shares to be issued and the Top-Up Consideration due in exchange therefor, calculated in accordance with Section 1.4(b); provided, however, that in no event shall the Company be required to issue any Top-Up Shares if the number of Shares that, when added to the number of Shares owned directly or indirectly by Parent and Merger Sub at the time of such exercise, constitutes one (1) Share more than the number of Shares necessary for Merger Sub to be merged with and into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of such Shares) exceeds the number of authorized but unissued and unreserved Shares (including as authorized and unissued Shares, for purposes of this Section 1.4, any Shares held in the treasury of the Company). At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Shares issued to Merger Sub as of the closing of the Top-Up Option.

(f)            Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(g)           Subject to the terms and conditions of this Agreement, and for so long as this Agreement has not been terminated in accordance with Article VIII, the Company agrees that it shall maintain out of its existing authorized capital, free from preemptive rights, 110,000,000 authorized but unissued shares of Company Common Stock issuable pursuant to this Agreement (and, for purposes of this Section 1.4, such shares of Company Common Stock shall not be deemed reserved for issuance).

(h)           Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, each of Parent, Merger Sub and the Company agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to any Dissenting Shares, the Surviving Company (as defined in Section 2.1 below) shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or the promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

1.5          Notices of Guaranteed Delivery.  For purposes of this Agreement, including Annex I, the exercise of the Top-Up and the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

ARTICLE II

THE MERGER

2.1          The Merger.          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

2.2          Closing of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at 10:00 a.m., eastern time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, unless another place or time is agreed upon in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3          Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of ownership and merger or a certificate of merger, as applicable, relating to the Merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties hereto in writing in accordance with the DGCL and specified in the Certificate of Merger (the “Effective Time”).  Notwithstanding the terms of Section 2.8, if following the Acceptance Time and the expiration of any “subsequent offering period” made in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, the number of Shares beneficially owned by Parent, Merger Sub and their respective subsidiaries collectively represents at least the number of Shares necessary for Merger Sub to be merged into the Company pursuant to Section 253 of the DGCL, then the parties shall take such necessary and appropriate actions in order to cause the Merger to be completed as promptly as reasonably practicable thereafter in accordance with Section 253 of the DGCL and otherwise as provided in this Article II without convening a Stockholders Meeting (as defined in Section 2.8).

2.4          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

2.5          Organizational Documents.

(a)           Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex II, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and the applicable provisions of the DGCL.

(b)           Bylaws.  The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of the applicable provisions of the DGCL.

2.6          Directors.  The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

2.7          Officers.  The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving

Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

2.8          Stockholders’ Meeting.

(a)           If, after the Acceptance Time, approval of the Stockholders is required under applicable Law to consummate the Merger, the Company and/or the Company Board, as applicable, shall, in accordance with and to the extent permitted by applicable Law:

(i)            as soon as practicable following the Acceptance Time, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Stockholders (the “Stockholders Meeting”) for the purpose of considering and taking action upon this Agreement and approving the Merger and not postpone or adjourn the Stockholders Meeting unless required to comply with applicable Law;

(ii)           as soon as practicable following the Acceptance Time, prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement (the “Proxy Statement”) and use reasonable best efforts to obtain and furnish the information required by the SEC to be included in such Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC to be included in such Proxy Statement and, subject to compliance with Federal Securities Laws, cause a notice of a special meeting and a definitive Proxy Statement to be mailed to the Stockholders at the earliest practicable time following the Acceptance Time; and

(iii)          subject to Section 5.2, include in the Proxy Statement the Company Board Recommendation and a copy of the Company Fairness Opinion.

(b)           The Company shall cause the Proxy Statement to comply in all material respects with the Federal Securities Laws. The Company shall consult with Parent and Merger Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and Merger Sub reasonable opportunity to review and comment on the Proxy Statement (and any amendments or supplements thereto) prior to its filing. Parent and Merger Sub shall promptly furnish to the Company any and all information relating to Parent and Merger Sub required or reasonably requested by the Company to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company shall provide Parent and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any amendments or supplements thereto) promptly after receipt of such comments or other communications, and the Company shall use reasonable best efforts to permit Parent, Merger Sub and their Representatives to participate with the Company or its Representatives in any discussions or meetings with the SEC.

(c)           Each of the Company, Parent and Merger Sub shall (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall become false or misleading in any material respect and (ii) promptly notify each other in writing, prior to the Closing, of the occurrence of any event or the discovery of any information which should be set forth in an amendment or supplement to the Proxy Statement.  In the case of an amendment or supplement to the Proxy Statement being appropriate, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement and shall afford Parent and Merger Sub reasonable opportunity to review and comment thereon prior to such mailing.  The Company agrees to notify Parent and Merger Sub at least three (3) calendar days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the Stockholders.

(d)           Parent and Merger Sub each agree that at the Stockholders Meeting they will vote, or cause to be voted, all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of this Agreement.

2.9          Further Action.  The parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be reasonably necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the directors and authorized officers of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

ARTICLE III

CONSIDERATION

3.1          Effect of the Merger on Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of capital stock of Parent or Merger Sub:

(a)           Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the preceding sentence.

(b)           Cancellation of Treasury Stock, Parent-Owned Stock and Merger Sub-Owned Stock.  Each share of Company Common Stock that is directly owned by Parent or any of its Subsidiaries (including Merger Sub) or held by the Company or any of its Subsidiaries as treasury shares immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to the Offer Price, without interest and less any Taxes required to be withheld as described in Section 3.5 (the “Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate or Book-Entry Share which immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration therefor.

3.2          Exchange and Payment.

(a)           Paying Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit, in trust for the benefit of holders of Shares and pursuant to a paying agent agreement in customary form, an amount of cash in immediately available dollar-denominated funds in an aggregate amount sufficient for the Paying Agent to deliver to holders of Shares the aggregate Merger Consideration to which they are entitled pursuant to Section 3.1. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1, except as provided in this Agreement. Parent shall pay the fees and expenses of the Paying Agent.

(b)           Exchanging Procedures.

(i)            As soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days after the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each holder of record (other than holders of Dissenting Shares) of an outstanding certificate or outstanding certificates (“Certificates”) and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(c), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent), which letter shall be in customary form and contain such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(g)) or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(c). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal or upon the entry through a book-entry transfer agent of the surrender of such Book-Entry Shares on a book-entry account statement), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share (other than holders of Dissenting Shares) shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1 in respect of the Shares represented by such Certificate or Book-Entry Share. No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate or Book-Entry Share.

(ii)           In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon compliance with the procedures described above may be issued to such transferee if the letter of transmittal, duly completed and validly executed, and the Certificate formerly representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable transfer Taxes and other similar Taxes required to be paid in connection with such transfer of ownership of Shares have been paid or are not applicable.

(iii)          Until surrendered as contemplated by this Section 3.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.1(c), without any interest thereon.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Company for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered by the Paying Agent to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e)           No Liability.  None of Parent, Merger Sub, the Company, the Surviving Company, or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger

Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund.  Parent shall cause the Paying Agent to invest the cash in the Exchange Fund in short term obligations of, or short term obligations guaranteed by, the full faith and credit of the United States of America.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any Stockholder to receive the Merger Consideration as provided herein.  To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Section 3.1, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 shall be promptly paid to Parent.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in a customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto, without any interest thereon.

3.3          Treatment of Options and Other Equity Awards.

(a)           Company Stock Options.  At the Effective Time (or, if the Acceptance Time occurs on or prior to December 31, 2012 and the Effective Time would occur after December 31, 2012, then no later than December 31, 2012), each Company Stock Option that is outstanding and unexercised, whether or not vested, shall be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share for such Company Stock Option and (ii) the total number of shares underlying such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.  If the exercise price per Share for any Company Stock Option is equal to or greater than the Merger Consideration such Company Stock Option shall be canceled without payment of consideration.

(b)           Company Restricted Stock.  Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer.  Effective upon the Acceptance Time, each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse.  The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.3(b) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(c)           Payment.  All payments under this Section 3.3 with respect to each Company Stock Option and share of Company Restricted Stock shall be made, without interest,

by the Surviving Company within five (5) Business Days following the Effective Time (and in any event, if the Acceptance Time occurs on or prior to December 31, 2012 and the Effective Time would occur after December 31, 2012, then no later than December 31, 2012).

(d)           Corporate Actions.  At or prior to the Acceptance Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 3.3.  Parent agrees to take any actions that are reasonably necessary to effectuate the provisions of this Section 3.3.

3.4          Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price and the Merger Consideration shall be appropriately and proportionately adjusted; provided, that nothing in this Section 3.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.5          Withholding Rights.  Parent, the Surviving Company, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person hereunder such amounts as Parent, the Surviving Company, Merger Sub or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Company, Merger Sub or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, Merger Sub or the Paying Agent.

3.6          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”), pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”), shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. For purposes of determining the aggregate amount to be deposited with the Paying Agent, Parent shall assume that no Stockholder shall have perfected any right to appraisal of his, her or its Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(c), without any interest thereon. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to Stockholders’ rights of appraisal, and Parent shall have the right to participate and, following the Acceptance Time, to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Company.  Except as disclosed in (i) any Company SEC Documents filed with or furnished to the SEC and publicly available at least two (2) days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (a “Filed SEC Document”) (it being understood that any information set forth in any Filed SEC Document shall qualify a specific representation or warranty contained in this Section 4.1 only to the extent that it is reasonably apparent that such information would be expected to qualify such representation and warranty, and provided that the representations and warranties set forth in Section 4.1(c) (Capital Structure) shall not be qualified by any information disclosed in the Filed SEC Documents) or (ii) the disclosure letter delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:

(a)           Organization, Standing and Corporate Power.  The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. Each Subsidiary of the Company is duly organized and validly existing under the Laws of its jurisdiction of organization, except where the failure to be so organized or existing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent prior to the execution of this Agreement a complete and correct copy of the Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”), the Bylaws of the Company and any amendments thereto through the date hereof (the “Company Bylaws”) and, except as set forth on Section 4.1(a) of the Company Disclosure Letter, the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(b)           Subsidiaries.  Section 4.1(b) of the Company Disclosure Letter lists each Subsidiary of the Company and, for each such Subsidiary, its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than (i) Liens imposed under any federal or state securities Laws or (ii) under the Credit Agreement.  Except as set forth in Section 4.1(b) of the Company Disclosure Letter, there are no arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any equity security or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security instrument or agreement. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person.

(c)           Capital Structure.

(i)            The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 30, 2012, (A) 28,419,880 Shares were issued and outstanding (not including 24,061 shares of Company Restricted Stock), (B) zero Shares were held by the Company as treasury shares, (C) 4,471,139 Shares were reserved and available for future issuance pursuant to the 2012 Incentive Compensation Plan and 5,047,850 Shares were reserved for issuance upon exercise of outstanding Company Stock Options, (D) no shares of Company Common Stock were owned by any Subsidiary of the Company and (E) no shares of Company Preferred Stock were issued or outstanding or held by the Company as treasury shares. The Company has made available to Parent a list of each Company Stock Option issued as of June 30, 2012, the holder thereof, the number of shares of Company Common Stock issuable thereunder and the exercise price thereof.

(ii)           All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time (including any Shares issued pursuant to the Top-Up Option) will be when issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens other than (A) Liens imposed under any federal or state securities Laws or (B) under the Credit Agreement, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate of Incorporation, the Company Bylaws or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.  Except as set forth above in Section 4.1(c)(i) or in Section 4.1(c)(ii) of the Company Disclosure Letter and except for the Top-Up Option, there are no options, warrants, calls, rights, convertible or exchangeable securities, stock-based performance units, or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (x) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities in, or any security convertible or exchangeable for any capital stock of or other equity security in, the Company or of any of its Subsidiaries or (y) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, call, right, convertible or exchangeable security, stock-based performance unit or Contract. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Stockholders may vote.

(iii)          As of the date of this Agreement, neither the Company nor any of its Subsidiaries (x) has any outstanding indebtedness for borrowed money or (y) has issued or become responsible for any guarantee thereof.

(d)           Authority; Approval.  The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”). The Company Board has duly adopted resolutions (A) determining that this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, are advisable, fair to and in the best interests of the Stockholders (B) authorizing, approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, on the terms and conditions set forth herein and in accordance with the requirements of the DGCL, (C) directing that this Agreement be submitted to a vote at the Stockholders Meeting for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.3) and (D) subject to Section 5.2, recommending that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger if required by applicable Law (such recommendation, the “Company Board Recommendation”).  As of the date hereof, none of the aforesaid resolutions have been subsequently rescinded, modified or withdrawn.  Assuming the accuracy of the representations and warranties set forth in

Section 4.2(f), the Company Board has taken all actions necessary so that Section 203 of the DGCL does not, and will not, apply to (i) Parent, Merger Sub or any other Affiliate of Parent with respect to the transactions contemplated hereby or (ii) the Offer, the Top-Up Option, the Merger or the other transactions contemplated by this Agreement or the Support Agreements, and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval or other restrictions on the timely consummation of the transactions contemplated hereby or restrict, impair or delay the ability of (x) Parent, Merger Sub or any other Affiliate of Parent to engage in any of the transactions contemplated hereby with the Company or (y) Parent or Merger Sub, following the Acceptance Time and subject to the other provisions of this Agreement, to vote or otherwise exercise all rights as a stockholder of the Company.  To the knowledge of the Company’s executive officers, no other “interested stockholder,” “affiliate transaction,” “business combination” or antitakeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(e)           Noncontravention; Governmental Filings.

(i)            The execution and delivery by the Company of this Agreement does not, and the consummation of the Offer, the Top-Up Option, the Merger and the other transactions contemplated by this Agreement will not, conflict with, result in any breach or violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation, or result in the loss of a benefit under or the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (C) subject to the filings and other matters referred to in Section 4.1(e)(ii) and assuming the consents, approvals and authorizations referred to Section 4.1(e)(ii) are duly and timely made or obtained, any statute, code, law (including common law), ordinance, rule or regulation of any Governmental Authority (“Law”) or any judgment, order, writ, stipulation, injunction, arbitration award, settlement or decree of any Governmental Authority or Self-Regulatory Organization (“Judgment”), which Law or Judgment is binding on the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) and (C) above, any such conflicts, breaches, violations, defaults, losses, rights or Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)           No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government, any court, arbitrator or tribunal, any administrative, regulatory (including any stock exchange) or other governmental or quasi-governmental agency, commission, body or authority of any nature (including any governmental department, division, bureau, office, branch, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing (each, a “Governmental Authority”) or any Self-Regulatory Organization is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the

Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the relevant waiting period, (B) receipt of the written approvals of the Financial Services Authority in the United Kingdom (the “FSA”), pursuant to Section 189 of the Financial Services and Markets Act of 2000 (the “FSMA”), in respect of the change of controllers of FX Alliance Limited (the “UK Sub”) in connection with the consummation of the Offer, the Merger and the other transactions contemplated hereby, (C) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of (1) the Schedule 14D-9 and (2) the Proxy Statement (if required in connection with the Stockholder Approval), (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (E) any filings required under the rules and regulations of the NYSE and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, in each case in clause (F) the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)            Company SEC Documents; Undisclosed Liabilities.

(i)            The Company has filed with or furnished to the SEC, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933 (the “Securities Act”) since September 19, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), and giving effect to any amendments or supplements thereto filed prior to the date of this agreement, (x) the Company SEC Documents filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and (y) none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained (or with respect to the Company SEC Documents filed by or furnished to the SEC after the date hereof will contain), any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed or furnished to the SEC after the date hereof will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved written comments received from the

SEC with respect to the Company SEC Documents.  To the knowledge of the executive officers of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment or investigation.

(ii)           Each of the balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of Company SEC Documents filed after the date hereof, will fairly present, the financial position of the Company as of its date and each of the statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of Company SEC Documents filed after the date hereof, will fairly present, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii)          Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities or obligations (A) reflected or reserved against on the financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof, (B) incurred after March 31, 2012 (the “Balance Sheet Date”) in the ordinary course of business, (C) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby or (D) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iv)          The Company has established and maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Company (including its Subsidiaries) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is made known on a timely basis to the Company’s principal executive officer and its principal financial officer (as appropriate) in order to allow for the preparation of the Company SEC Documents.

(v)           The Company has established and maintains a system of “internal control over financial reporting” (as such term is defined in Rules 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(vi)                              Since September 19, 2011 the Company has not received any written notification from its independent accountants of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(vii)                           Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(g)                                  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 shall, at the respective times filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Each document required to be filed by the Company with the SEC or distributed or otherwise disseminated by the Company to its stockholders in connection with the transactions contemplated hereby will comply (when filed, distributed or disseminated, respectively) as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding anything else herein to the contrary, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Stockholders, Parent or Merger Sub.

(h)                                 Absence of Certain Changes or Events.  Since December 31, 2011, (a) except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any action or event that would have required the consent of Parent under clauses (iii), (iv), (vi) or (viii) of Section 5.1(b) had such action or event occurred after the date of this Agreement, and (b) there has not been any event, change, state of facts, condition or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

(i)                                     Litigation.  There is no suit, action, claim, complaint or proceeding by or before any Governmental Authority or Self-Regulatory Organization, official, tribunal or arbitrator (collectively, “Proceedings”) pending or, to the knowledge of the executive officers of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the executive officers of the Company, any current director or officer of the Company or any of its Subsidiaries (in their capacity as such), other than Proceedings which, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  There are no Judgments issued in the past three (3) years that are outstanding (or, to the knowledge of the executive officers of the Company, threatened to be imposed) against the Company or any of its Subsidiaries or, to the knowledge of the executive officers of the Company, any current director or officer of the Company or any of its Subsidiaries (in their capacity as such), except for any such Judgments that, individually or in the aggregate, are not material to the Company and any of its Subsidiaries, taken as a whole.

(j)                                    Contracts.

(i)                                     As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (or group of related Contracts with the same party or an Affiliate of such party), in each case, other than any Company Benefit Plan or Company Real Property Lease, that:

(A)                               would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B)                               (1) restricts the ability of the Company or any of its Subsidiaries (or, after the Acceptance Time, Parent or its Subsidiaries, or, after the Effective Time, the Surviving Company or its Subsidiaries) to compete in any business or with any Person or in any geographical area or (2) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Acceptance Time, Parent or its Subsidiaries, or, after the Effective Time, the Surviving Company or its Subsidiaries);

(C)                               was entered into after December 31, 2010 and pursuant to which the Company or any of its Subsidiaries will (1) dispose of or acquire (directly or indirectly) a material amount of assets other than in the ordinary course of business consistent with past practice, or (2) acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $10,000,000 other than the Company’s Subsidiaries;

(D)                               relates to any acquisition by the Company or any of its Subsidiaries of any business pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $2,000,000;

(E)                                by its terms calls for aggregate payments to, or receipt by, the Company or any of its Subsidiaries of more than $5,000,000 during the twelve (12) month period ending on December 31, 2011;

(F)                                 involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business in excess of $1,000,000;

(G)                               constitutes a joint venture, partnership, limited liability or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(H)                              constitutes a material license agreement with respect to Intellectual Property Rights (other than licenses with respect to commercially available software, hardware, or similar technology and other than licenses granted to customers in the ordinary course of business under the Company’s or any of its Subsidiaries’ customer agreements);

(I)                                   includes a guarantee of the obligations of any Person that is not the Company or any Subsidiary of the Company; and

(J)                                   contains any so called “most favored nation” provision or similar provisions requiring the Company or any of its Subsidiaries to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons.

Each such Contract described in clauses (A) through (J) is referred to herein as a “Material Contract”.

(ii)                                  The Company has publicly filed or made available to Parent a true, correct and complete copy (except to the extent any such copies may have been redacted) of each Material Contract in effect as of the date of this Agreement.  Each of the Material Contracts is a valid and binding obligation of the Company or any Subsidiary of the Company party thereto and, to the knowledge of the executive officers of the Company, each other party thereto, is in full force and effect and enforceable against the Company or the Subsidiary of the Company party thereto (subject to the Enforceability Exceptions), as applicable, in accordance with its terms, and, to the knowledge of the executive officers of the Company, is enforceable against each other party thereto in accordance with its terms (subject to the Enforceability Exceptions), except for such failures to be valid and binding or to be in full force and effect and enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or, to the knowledge of the executive officers of the Company, any other party, is in default under or in breach or violation of any Material Contract, except for such defaults, breaches or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(k)                                 Compliance with Laws; Permits.

(i)                                     Each of the Company and its Subsidiaries is, and since January 1, 2011 has been, in compliance with all Laws applicable to its business or operations except for instances of possible noncompliance that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company or its Subsidiaries taken as a whole.  To the knowledge of the executive officers of the Company, no investigation or review by any Governmental Authority or Self-Regulatory

Organization with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority or Self-Regulatory Organization indicated in writing to the Company an intention to conduct the same, except for those the outcome of which, individually or in the aggregate with the outcome of all other such matters, is not and would not reasonably be expected to be material to the Company or its Subsidiaries taken as a whole.

(ii)                                  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, registrations, permits and consents of Governmental Authorities and Self-Regulatory Organizations (collectively, “Permits”) material to the Company or any of its Subsidiaries in connection with the conduct of its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is and, since January 1, 2009, has been in compliance with the terms of all Permits, except for such non-compliance as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  No suspension or cancellation of any Permits, or restriction has been imposed on any Permits, is pending or, to the knowledge of the executive officers of the Company, threatened, except for any such suspension, cancellation which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(l)                                     Environmental Matters.

(i)                                     Except for those matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws; (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to occupy its properties and conduct its business as presently conducted, and all such Permits are in full force and effect; (C) there are no Environmental Proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries.

(ii)                                  The term “Environmental Proceedings” means any Proceedings involving allegations of liability arising under Environmental Law. The term “Environmental Law” means any Law relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, handling or management of or exposure to Hazardous Materials. The term “Hazardous Materials” means (A) petroleum and petroleum by-products, asbestos and asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls and (B) any material, substance or waste that is defined or regulated as hazardous, toxic or words of similar meaning and regulatory effect by any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(iii)                               Notwithstanding any other provision of this Agreement, this Section 4.1(l) sets forth the sole and exclusive representations and warranties of the Company with respect to environmental matters.

(m)                             Company Benefit Plans.

(i)                                     For purposes of this Agreement, “Company Benefit Plan” means a bonus, qualified pension or profit sharing, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, employment, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical benefit or other material pension or welfare plan, policy, program, agreement, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer,  or director of the Company or any of its Subsidiaries, other than any such plan, policy, program, agreement, contract or arrangement maintained by or to which contributions are mandated by a Governmental Authority.

(ii)                                  Each Company Benefit Plan has been administered, funded and operated in compliance with its terms and all applicable Laws (including, without limitation, ERISA and the Code) in all material respects.

(iii)                               All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code for United States federal income Tax purposes have applied for (within the applicable remedial amendment periods) and received favorable determination or opinion letters from the United States Internal Revenue Service to the effect that such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and no such determination or opinion letter has been revoked nor has revocation been threatened.

(iv)                              No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur any liability under Title IV or Section 302 of ERISA or Section 412 of the Code, including on account of being at any time within the past five (5) years considered a single employer under Section 414 of the Code with any Person other than the Company or any of its Subsidiaries.

(v)                                 None of the Company, any of its Subsidiaries, any of its employees, officers or directors or, to the knowledge of the executive officers of the Company, any other Person has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject the Company or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code in any material amount. There is no audit, action, proceeding, arbitration, or material claim (other than claims for benefits in the ordinary course) pending or, to the knowledge of the executive officers of the Company, threatened with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(vi)                              Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or bargaining relationships with any labor union or similar organization applicable to employees of the Company or any of its Subsidiaries. There is no material labor strike or lockout, or, to the knowledge of the executive officers of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.  There are no material labor disputes or other material controversies pending or, to the knowledge of the executive officers of the Company, threatened between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees (or former employees), or any labor union or other collective bargaining unit representing any of their respective employees, on the other hand.  No material complaint or proceeding, or, to the knowledge of the executive officers of the Company, investigation or review, by any Governmental Entity or employee or former employee with respect to the Company or any of its Subsidiaries in relation to any actual or alleged violation of any labor Laws is pending or, to the knowledge of the executive officers of the Company, threatened.

(vii)                           Except as contemplated under the terms of this Agreement or as set forth on Section 4.1(m)(vii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, will not (A) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due under any Company Benefit Plan, (B) directly or indirectly require the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or (C) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Benefit Plan.

(viii)                        No Company Benefit Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or (b) of the Code or, if subject to Section 409A(a) of the Code, have materially failed, in form or in operation, to meet the requirements of Section 409A(a)(2), Section 409A(a)(3) or Section 409A(a)(4) of the Code or could reasonably be expected to result in any material liability for the Company or any of its Subsidiaries pursuant to Section 409A of the Code.

(ix)                              Neither the Company nor any of its Subsidiaries has any obligation to provide postretirement medical or life insurance benefits to their respective current or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under State or Federal benefits continuation laws.  All material contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid to each Company Benefit Plan (or related trust or held in the general assets of the Company).  As of the date of its most recent balance sheet included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in accordance with GAAP the liabilities with respect to any unfunded Company Benefit Plan, except as may be noted therein.

(x)                                 Each current and former employee of the Company and any of its Subsidiaries that has been involved in the creation or development of any material Intellectual Property Rights for the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company or such Subsidiary vesting all Intellectual Property Rights created by such employee within the scope of such employee’s employment, during such employee’s employment with the Company, in the Company or a Subsidiary.  To the knowledge of the named executive officers of the Company, and except as set forth on Section 4.1(m)(x) of the Company Disclosure Letter, as of the date hereof, none of the top eleven employees of the Company and its Subsidiaries or their direct reports has delivered a notice of termination of his or her employment with the Company or such Subsidiary

(xi)                              Notwithstanding any other provision of this Agreement, this Section 4.1(m) sets forth the sole and exclusive representations and warranties of the Company with respect to employee and benefit plan matters.  References to “the knowledge of the executive officers of the Company” and words of similar import in this Section 4.1(m) shall include the knowledge of the head of Human Resources for the Company.

(n)                                 Taxes.

(i)                                     Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(1)                                 the Company and each of its Subsidiaries have filed, or have caused to be filed, when due (including extensions) all material Tax Returns required to be filed with any Taxing Authority, and all such Tax Returns are, or shall be at the time of filing, true, complete and accurate in all material respects;

(2)                                 the Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes of the Company and each of its Subsidiaries that are due and owing (regardless of whether shown as due on any Tax Return), and (A) where payment of any Tax is not yet due, have established an adequate accrual in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents and (B) where payment of any Tax is being contested in good faith pursuant to appropriate procedures, have established an adequate reserve (excluding any reserves for deferred Taxes) in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents.  There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due or Liens in respect of Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been provided in accordance with GAAP; and

(3)                                 the Company and its Subsidiaries have duly and timely withheld from employees, independent contractors, creditors, and third parties and timely paid over to the appropriate Taxing Authority all Taxes required to be so withheld and paid over under applicable Laws.

(ii)                                  The Company has made available to Parent or its designee correct and complete copies of all material income Tax Returns of the Company and its Subsidiaries for the taxable years 2008, 2009 and 2010.

(iii)                               Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(iv)                              Neither the Company nor any of its Subsidiaries (A)  is party to, or has any obligation under, any Contract relating to the indemnification, sharing or allocation of material Taxes, other than any Contract the principal purpose of which is not the indemnification, sharing or allocation of Taxes, or (B) has any material liability for Taxes of any other Person (other than the Company and any of its Subsidiaries) (1) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law) or (2) as a transferee or successor.

(v)                                 No material deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy with respect to Taxes (other than Taxes that are not yet due and payable, that may thereafter be paid without interest or penalty, or that have been adequately provided for in accordance with GAAP and are being contested in good faith pursuant to appropriate procedures) are pending, being conducted, or have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending or waiving, or having the effect of extending or waiving, the period for assessment or collection of any Taxes.  No claim has been made in writing in the past five (5) years against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company or any such Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction.

(vi)                              Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Law).

(vii)                           As of the date hereof, each of the balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents as of its date in accordance with GAAP the accruals for deferred Taxes and Tax refunds of the Company and each of its Subsidiaries.

(viii)                        This Section 4.1(n), together with Sections 4.1(m)(ii)-(v) and Section 4.1(m)(viii), contain the sole and exclusive representations and warranties of the Company regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

(ix)                              The term “Tax” means all federal, state, local and foreign income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, estimated, employment, unemployment, payroll, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other charges and assessments of any nature (including any and all interest, fines, penalties and additions attributable to or otherwise imposed on or with respect to any such items) imposed by or on behalf of any Governmental Authority.

(x)                                 The term “Tax Return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Authority with respect to Taxes of the Company or its Subsidiaries.

(xi)                              The term “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

(o)                                 Title to Properties.  The Company does not own any material real property.  Section 4.1(o) of the Company Disclosure Letter contains a list of all material real property leased or subleased by the Company or any Subsidiary of the Company (“Leased Real Property”). Each of the leases or subleases of the real property set forth in Section 4.1(o) of the Company Disclosure Letter (each, a “Company Real Property Lease”) is valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect, and the Company and its Subsidiaries hold a valid and existing leasehold interest under each such lease or sublease, except for such failures to be in full force and effect that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any Subsidiary of the Company has received written notice of default under any Company Real Property Lease, and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, or would permit termination, modification or acceleration thereof by any third party thereunder in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(p)                                 Intellectual Property.

(i)                                     Section 4.1(p)(i) of the Company Disclosure Letter sets forth as of the date hereof a complete and correct list (in all material respects) of all issued Patents and Patent applications, Trademark registrations and Trademark applications, and Copyright registrations and applications, in each case, owned by the Company or any of its Subsidiaries. Except as set forth on Section 4.1(p)(i) of the Company Disclosure Letter, each of the registrations and applications set forth in Section 4.1(p)(i) of the Company Disclosure Letter is solely and exclusively owned by the Company or one of its Subsidiaries, is subsisting and in good standing with the Governmental Authority before which it is registered or pending and, to the knowledge of the executive officers of the Company, is valid and enforceable.

(ii)                                  Except as set forth on Section 4.1(p)(ii) of the Company Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(A)                               Either the Company or one of its Subsidiaries owns or has the right to use each item of Intellectual Property Rights as used in their business as currently conducted, free and clear of all Liens (other than Company Permitted Liens); provided, that, the foregoing representation and warranty does not cover infringement, misappropriation or other violation of Intellectual Property Rights, which is addressed solely in Section 4.1(p)(ii)(B) and (D), except to the extent that such infringement, misappropriation or other violation is of Intellectual Property Rights that the Company or one of its Subsidiaries (i) purports to own but does not own, or (ii) purports to use under license but is not so licensed.

(B)                               The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; provided that, the foregoing representation is made to the knowledge of the executive officers of the Company with respect to the infringement, misappropriation or violation of Patents.  Neither the Company nor any of its Subsidiaries has received any written notice in the past three (3) years (i) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any third party, (ii) demanding or offering that the Company license of any Intellectual Property Rights from a third party, where the demand or offer was unsolicited and is reasonably interpreted to be an assertion of such Intellectual Property Rights or a suggestion that the Company or any of its Subsidiaries was infringing the same; or (iii) challenging or threatening to challenge the ownership, use, validity, enforceability or infringement of any Intellectual Property Rights owned by the Company.  Neither the Company nor any of its Subsidiaries is or in the past three (3) years has been a party to any Proceeding in which it was asserted that the Company or any of its Subsidiaries infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party.

(C)                               The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the secrecy and confidentiality of Trade Secrets.

(D)                               To the knowledge of the executive officers of the Company, no third party is infringing, misappropriating or otherwise violating any material Intellectual Property Rights owned by the Company or any of its Subsidiaries.  In the last three (3) years, neither the Company nor any of its Subsidiaries has sent any written notice to or asserted or threatened in writing any action or claim against any Person alleging any such infringement, misappropriation or other violation of Intellectual Property Rights against such Person.

(E)                                Except as set forth in Section 4.1(p)(i) of the Company Disclosure Letter, no software owned by the Company or any of its Subsidiaries is the subject of any escrow agreement or arrangement.  The Company’s and its Subsidiaries’ respective products and services do not make use of any open source software in a manner that would, with respect to such products and services, impose any condition on the right of the Company or any of its Subsidiaries to use or exploit the same or obligate the Company or any of its Subsidiaries to (i) disclose or distribute in source code form any portion thereof, (ii) license or offer on a royalty-free basis any portion thereof, or (iii) grant any patent rights or rights to modify or reverse engineer.

(F)                                 The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of the Company in or to (i) Intellectual Property Rights owned by the Company or any of its Subsidiaries, or (ii) to the knowledge of the executive officers of the Company, material Intellectual Property Rights licensed by the Company or any of its Subsidiaries.

(G)                               Since December 31, 2011 (i) the Company IT Assets have not malfunctioned or failed and (ii) there has been no unauthorized or improper access to any of the Company IT Assets, in each case, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(q)                                 Voting Requirements.  In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.2(f), the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon at a Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other equity securities of the Company necessary for the Company to adopt this Agreement and approve the Offer, the Merger and the other transactions contemplated hereby.

(r)                                    Brokers and Other Advisors.

(i)                                     No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor “), is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(ii)                                  The Company Financial Advisor has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Company Fairness Opinion”), that, as of such date, the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent or any Affiliate of Parent).

(iii)                               The Company will have obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Schedule 14D-9 and, if applicable, the Proxy Statement or in any information statement that may be sent to Stockholders in lieu of a Proxy Statement in connection with the Merger at the time of the filing of the Schedule 14D-9 or the mailing of the Proxy Statement or other information statement, as applicable.

(s)                                   Affiliate Transactions.  Except for (i) indemnification, compensation, equity grants or employment Contracts or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (ii) any Contract filed as an exhibit to a Company SEC Document or (iii) Contracts set forth on Section 4.1(s) of the Company Disclosure Letter, as of the date hereof, there are no Contracts between the Company or its Subsidiaries, on the one hand, and any director, executive officer or other Affiliate of the Company or its Subsidiaries (but not including any wholly-owned Subsidiary of the Company), on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”).

(t)                                    Customers.  Section 4.1(t) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of the five (5) largest customers, in order of revenue generated, during the twelve (12) month period ended December 31, 2011, showing the total business in dollars from each such customer during such period.

(u)                                 Insurance.  The Company and its Subsidiaries maintain insurance coverage, or maintain self insurance, in such amounts and providing coverage for such risks as the Company’s executive officers believe is reasonable in light of the size and type of business conducted by the Company and its Subsidiaries.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) all such policies are in full force and effect, (b) all material premiums due and payable thereunder have been paid and (c) no written notice of cancellation, termination or nonrenewal has been received by the Company or any of its Subsidiaries with respect to any of such policies.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries is in breach or default of any such insurance policy and none of them has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies.  As of the date of this Agreement, no insurer has put the Company or any of its Subsidiaries on written notice that coverage has or may be denied with respect to a pending claim equal to or in excess of $250,000 submitted to such insurer by the Company or any of its Subsidiaries.

(v)                                 No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, the Company acknowledges that neither the Parent, Merger Sub, nor any Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

4.2                               Representations and Warranties of Parent and Merger Sub.  Except as disclosed in the disclosure letter delivered by Parent to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)                                 Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted, except where the failure to be so organized or existing or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and, with respect to jurisdictions in which such concept is recognized, is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Capitalization of Merger Sub; Operations of Merger Sub.  The authorized share capital of Merger Sub consists of 100 shares of common stock, $0.01 par value per share, 50 of which have been validly issued and are outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and Merger Sub has, and prior to the Effective Time will not have, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

(c)                                  Authority.  The board of directors of Parent has duly adopted resolutions authorizing the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby.  The board of directors of Merger Sub has duly adopted resolutions determining that each of this Agreement, the Merger and the Offer is advisable, fair to and in the best interests of Parent (as its sole stockholder), upon the terms and subject to the conditions set forth herein and authorizing the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby.  Subject to the adoption of this Agreement by Parent (as the sole stockholder of Merger Sub), which shall occur promptly following the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of holders of capital stock of Parent) are necessary to authorize or approve Parent’s and Merger Sub’s execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate (or limited liability company, partnership or similar) action necessary to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. As of the date hereof, none of the aforesaid resolutions have been subsequently rescinded, modified or withdrawn. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions.

(d)                                 Noncontravention; Approvals.

(i)                                     The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, result in any breach or violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation, or result in the loss of a benefit under or the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (A) the organizational documents of Parent or Merger Sub or (B) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (C) subject to the filings and other matters referred to in Section 4.2(d)(ii) and assuming the consents, approvals and authorizations referred to in this Section 4.2(d) are duly and timely made or obtained, any Law or any Judgment, which Law or Judgment is binding on Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) and (C) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority of Self-Regulatory Organization is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, and the expiration or termination of the relevant waiting period, (B) receipt of the written approvals of the FSA, pursuant to Section 189 of the FSMA, in respect of the change of controllers of UK Sub in connection with the consummation of the Offer, the Merger and the other transactions contemplated hereby, (C) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of (1) the Schedule TO and (2) the Proxy Statement (if required in connection with the Stockholder Approval), (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (E) any filings required under the rules and regulations of the NYSE or any other stock exchange, as applicable and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 shall, at the respective times filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Each document required to be filed by Parent or Merger Sub with the SEC or distributed or otherwise disseminated by Parent or Merger Sub to the Company’s stockholders in connection with the transactions contemplated hereby will comply (when filed, distributed or disseminated, respectively) as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding anything else herein to the contrary, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Stockholders or the Company.

(f)                                   Delaware Law.  None of Parent, Merger Sub or any of their respective Affiliates was an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the Company Board as described in Section 203(a)(1) of the DGCL) at any time during the three year period immediately preceding the execution and delivery of this Agreement. As of the date hereof, neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record), and neither Parent nor Merger Sub is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Company Capital Stock (except as contemplated by this Agreement and except for any Shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub).

(g)                                  Financial Capability.  Parent has sufficient unrestricted and non-contingent funds available, through a combination of cash on hand and available lines of credit or other committed financing (evidence of which has previously been provided to the Company, if not available through public sources) to consummate the Offer and the Merger on the terms and conditions contained in this Agreement and will have sufficient funds therefor at the Acceptance Time and immediately prior to the Effective Time. Parent and Merger Sub will have at and after the Acceptance Time funds sufficient to pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the transactions contemplated by this Agreement.

(h)                                 Litigation.  There is no Proceeding pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, including the Offer and the Merger, except for those that, individually or in the aggregate with other such Proceedings, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(i)                                     Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Merger Sub.

(j)                                    No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

5.1                               Conduct of Business of Company; Parent and Merger Sub Restrictions.

(a)                                 From and after the date hereof until the Effective Time, (i) except as expressly set forth in Section 5.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships and goodwill with Governmental Authorities, customers, suppliers, and other Persons having material business dealings with the Company or its Subsidiaries (it being understood and agreed that if any action or omission is permitted by any of the subsections of Section 5.1(b), such action or omission shall be permitted under the first sentence of this Section 5.1(a) and under all other subsections of Section 5.1(b), even if such action or omission has ancillary effects on the subject matter contemplated by other subsections of Section 5.1(b)).

(b)                                 Without limiting the generality of clause (a) above and in furtherance thereof, from and after the date hereof until the Effective Time, except (1) as expressly set forth in Section 5.1 of the Company Disclosure Letter, (2) as expressly contemplated or permitted by this Agreement, (3) as required by Law or (4) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)                                  issue, sell, grant, pledge, transfer, encumber, subject to any Lien (other than Liens imposed under any federal or state securities Laws or under the Credit Agreement) or dispose, authorize, deliver or agree or commit to issue, sell, grant, pledge, transfer, encumber, subject to any Lien (other than Liens imposed under any federal or state securities Laws or under the Credit Agreement) or dispose, authorize or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Common Stock or the stock of any Subsidiary, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options upon the exercise thereof or the subjection of any shares of the stock of any Subsidiary to any Lien solely as a result of the incurrence of indebtedness for borrowed money in accordance with clause (vi) of this Section 5.1;

(iii)                               directly or indirectly acquire, repurchase or redeem any Company Common Stock or the stock of any Subsidiary, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or vesting of Company Restricted Stock;

(iv)                              (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, or enter into any Contract with respect to the voting of the Company’s capital stock;

(v)                                 propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi)                              incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities not to exceed $10,000,000, (C) purchase money financings and capital leases entered into in the ordinary course of business and (D) business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(vii)                           except as may be required by applicable Law or the terms of any Company Benefit Plan or Contract as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, phantom stock, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner except, in any such case, in connection with the hiring, promotion or termination of employees (other than employees at a level equivalent to existing management team members, provided that the replacement of any such employee shall be permitted) in the ordinary course of business consistent with past practice (including any such actions or ancillary actions taken in connection with such employees hired, promoted or terminated prior to the date hereof), or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof except in the ordinary course of business consistent with past practice;

(viii)                        settle or compromise any pending or threatened material Proceeding, except for the settlement of any Proceeding that (x) is reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries dated as of the Balance Sheet Date or incurred since the Balance Sheet Date, or (y) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;

(ix)                              except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles, policies, procedures or practices used by it;

(x)                                 (A) make any material Tax election, other than a recurring election consistent with past practice, (B) change or revoke any material Tax election or adopt or change any material method of Tax accounting, (C) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, other than a settlement or compromise of a recurring item that has been previously settled or compromised in a similar manner, (D) amend any material Tax Returns or file claims for material Tax refunds (other than, for the avoidance of doubt, filing the 2011 income Tax Returns in the ordinary course of business), or (E) enter into any material closing agreements;

(xi)                              other than in the ordinary course of business consistent with past practice, (A) acquire or purchase (by merger, consolidation or acquisition of equity securities or assets) any other Person or any interest therein in excess of $2,500,000 individually or $5,000,000 in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xii)                           (A) prematurely terminate or enter into any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract, except in the ordinary course of business consistent with past practice, (B) materially amend or modify (other than extensions at the end of term or in the ordinary course of business consistent with past practice) any Material Contract, (C) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries, under any Material Contract or (D) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger or the other transactions contemplated by this Agreement;

(xiii)                        amend or modify the letter of engagement between the Company and the Company Financial Advisor in a manner that increases the fee or commission payable by the Company thereunder, or engage other financial advisors or consultants in connection with the transactions contemplated by this Agreement;

(xiv)                       authorize or make any capital expenditures in excess of $10,000,000 in the aggregate;

(xv)                          adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement; or

(xvi)                       authorize or agree to take any of the foregoing actions.

(c)                                  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Acceptance Time. Prior to the Acceptance Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)                                 Each of Parent and Merger Sub agrees that, after the date hereof and prior to the Effective Time, it shall not consummate or agree to consummate any purchase or other acquisition of any assets, licenses, operations, rights or businesses that, individually or in the aggregate with any other such purchase or acquisition, is reasonably likely to (i) prevent or materially delay the parties hereto from obtaining any consents, registrations, approvals, permits or authorizations required to be obtained from any Governmental Authority in connection with the consummation of the Offer, the Merger and the other transactions contemplated hereby, (ii) result in the imposition of a condition or conditions on any such consents, registrations, approvals, permits or authorizations, or (iii) otherwise prevent or materially delay any party hereto from performing its obligations hereunder or consummating the Offer, the Merger and the other transactions contemplated hereby.

(e)                                  After the date of this Agreement and prior to the Closing, the Company shall use commercially reasonable efforts to provide to Parent (i) a list of each material Company Benefit Plan, (ii) a list of all insurance policies (and copies thereof) maintained by the Company and its Subsidiaries and material to the business of the Company as of the date hereof and (iii) a list of all issued Patents and Patent applications owned but abandoned by the Company or any of its Subsidiaries.

5.2                               No Solicitation of Acquisition Proposals.

(a)                                 The Company and its Subsidiaries shall immediately cease any and all existing discussions (other than to state the Company’s obligations set forth in this Section 5.2) or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b)                                 Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company and its Subsidiaries shall not, and they shall direct and use reasonable best efforts to cause their respective directors, officers or other employees, controlled affiliates, or any investment banker (in its capacity as an investment banker), attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) other than in the ordinary course of business, consistent with past practice, and not with the intent of inducing or encouraging any Acquisition Proposal, furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) or waive restrictions on the use of any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, (iii) participate or engage in discussions (other than discussions with respect to the Company’s obligations set forth in this Section 5.2) or negotiations with any Person (other than Parent, Merger Sub and their respective Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement as contemplated by Section 5.2(c)(ii)).

(c)                                  Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company, the Company’s Subsidiaries, the Company’s Representatives and the Company’s Subsidiaries’ Representatives may, subject to compliance with this Section 5.2(c), (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal after the date of this Agreement that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal and/or (ii) furnish to any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal after the date of this Agreement that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other non public information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Stockholders under applicable Law, (B) the Company shall as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours following receipt of such Acquisition Proposal) give Parent written notice of the identity of such Person or group of Persons (unless prohibited by the Acceptable Confidentiality Agreement) and, if applicable, providing Parent with copies of the Acquisition Proposal and any draft agreements relating to the Acquisition Proposal (or, if written copies are unavailable, a summary of the material terms thereof), and (C) promptly after furnishing any non public information or giving access to such Person or group of Persons, the Company shall give such access and furnish such non public information to Parent (which may be by posting such information to a “virtual data room” available to Parent and its Representatives) to the extent such access or information has not been previously furnished to Parent.

(d)                                 If the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the Company shall reasonably promptly (and in any event, within forty-eight (48) hours) notify Parent of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons (unless prohibited by an Acceptable Confidentiality Agreement) making any such Acquisition Proposal, request or inquiry.  The Company shall keep Parent reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt or delivery thereof).

(e)                                  The Company agrees that in the event any of its Subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, the Company shall be deemed to be in breach of this Section 5.2; provided, however, that any breach of a Support Agreement by any counterparty thereto (in such Person’s capacity as a stockholder of the Company) shall not constitute a breach by a Representative or a deemed breach by the Company hereunder.

5.3                               Company Board Recommendation.

(a)                                 Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) if a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent, fail to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Stockholders) (it being understood that the Company Board may refrain from taking any position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the

Exchange Act, including issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act), (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so reasonably requests in writing; provided, however, that Parent shall only be permitted to make two (2) such requests in any given twenty (20) Business Day period; (iv) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal made or received after the date hereof, (v) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement as permitted under Section 5.2(c)) or (vi) fail to include the Company Board Recommendation in the Schedule 14D-9 and, if applicable, the Proxy Statement (any of the actions described in clauses (i) through (vi) of this Section 5.3(a), a “Company Board Recommendation Change”).  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or any committee thereof) may, in response to (x) an Intervening Event or (y) receipt of a bona fide, unsolicited Acquisition Proposal not arising from any breach (other than an inadvertent breach) of Section 5.2 after the date of this Agreement that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, in each case, effect a Company Board Recommendation Change pursuant to clauses (i), (ii), (iii) or (vi) of such definition if (i) the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Stockholders under applicable Law; (ii) the Company has provided at least twenty-four (24) hours prior written notice to Parent that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”), including a description of the Intervening Event in reasonable detail (in the case of an Intervening Event) or the information described in Section 5.2(d) (in the case of a Superior Proposal) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent after receipt of such notice, the Company shall have made its Representatives available to discuss with Parent’s Representatives and negotiate in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending five (5) Business Days later at 5:00 p.m. New York City Time; provided, however that in the event there is a material change to the facts and circumstances relating to the Intervening Event (in the case of an Intervening Event) or material revisions to the terms or conditions of the Superior Proposal (in the case of a Superior Proposal), the Company shall be required to deliver a new Recommendation Change Notice to Parent and to comply again with the requirements of this Section 5.3, except that references to the five (5) Business Day period in this clause (iii) shall be deemed references to a forty-eight (48) hour period; and (iv) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering in good faith the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties to the Stockholders under applicable Law.

(b)                                 Nothing in this Agreement shall prohibit or restrict the Company or the Company Board (or any committee thereof) from, without limiting the generality of Section 5.3(a), (i) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) issuing a “stop look and listen” statement pending disclosure of its position thereunder as contemplated by Rule 14d-9(f) under the Exchange Act.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Access and Reports.

(a)                                 Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent or its officers or authorized Representatives all information (including, for the avoidance of doubt, Tax information) concerning its business, properties and personnel as may reasonably be requested.  All requests for information made pursuant to this Section 6.1 shall be directed to the chief executive officer or other persons designated by the chief executive officer of the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.  No investigation pursuant to this Section 6.1 or by Parent or its Representatives at any time prior to or following the date hereof shall affect or be deemed to modify any representation or warranty made by the Company herein.  Notwithstanding anything contained in this Agreement to the contrary, none of Parent or its Representatives shall have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any of the Company’s properties.

(b)                                 This Section 6.1 shall not require the Company or its Subsidiaries to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to (x) result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party, (y) have an adverse impact on any trade secret, or (z) undermine the work product privilege or attorney-client privilege, as applicable, that the Company or any of its Subsidiaries would be entitled to assert, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any pricing or other matters that are highly sensitive or competitive in nature if disclosure thereof could reasonably likely be harmful to the Company or its Subsidiaries in any material respect; provided, that, in the case of clause (i) or (iii), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or be competitively harmful or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

6.2                               Reasonable Best Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the Offer Conditions and conditions in Article VII to be satisfied as promptly as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent, Merger Sub and the Company shall (x) as promptly as reasonably practicable, but in no event later than five (5) Business Days after the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and (y) as promptly as reasonably practicable, duly file with the FSA all notification forms and supporting documents and information as required under the FSMA and as required or requested by the FSA in respect of the change of controllers of UK Sub in connection with the consummation of the Offer, the Merger and the other transactions contemplated hereby.

(b)                                 Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, in each case, regarding the transactions contemplated hereby, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division, the FSA or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding the transaction and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division, the FSA or any other Governmental Authority or, in connection with any Proceeding by a private party regarding the transaction, any other Person, and to the extent permitted by the FTC, the Antitrust Division, the FSA or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(c)                                  Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC, the Antitrust Division, the FSA or any other Governmental Authority for additional information or documentation and to all inquiries and requests received from such Governmental Authorities, (ii) not extend any waiting period (or withdraw and re-file the filing) under the HSR Act or the FSMA without the prior written consent of the other party and (iii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party.  Subject to Section 6.2(d), Parent and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to avoid the entry of, or to have lifted, vacated or terminated, any injunction or Judgment that would restrain, prevent or delay the consummation of the Offer or the Closing.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither this Section 6.2 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or any of its Affiliates or permit the Company or any of its Affiliates, in order to obtain any required approval from any Governmental Authority or any third party, to sell, license, divest or dispose of or hold separate, before or after the Acceptance Time or the Effective Time, any entities, assets, Intellectual Property Rights or businesses of Parent, the Company or the Surviving Company (or any of their respective Subsidiaries or other Affiliates).

6.3                               Employee Matters.

(a)                                 For a period of not less than twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Company to, provide (i) total compensation (without any reduction to base salary) to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues as an employee of the Surviving Company or one of its Affiliates (each, a “Continuing Employee”) that is no less favorable in the aggregate than that in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are substantially similar to those available to similarly situated employees of Parent and its Subsidiaries taking into account such Continuing Employee’s service with the Company and (iii) employee benefit plans and arrangements (other than, base salary and bonus opportunities and any equity-based plans) to each Continuing Employee that are either (A) substantially comparable in the aggregate to those provided to each Continuing Employee immediately prior to the Effective Time or (B) the same as those provided to similarly situated employees of Parent (other than those benefits of Parent that are frozen or discontinued as of the Closing Date). In addition to the foregoing, Parent shall, or shall cause the Surviving Company to, (I) pay to the Continuing Employees the bonuses, including the change in control and retention bonuses, described in Section 5.1(b)(vii) of the Company Disclosure Letter in accordance with the terms thereof, and (II) maintain until at least through and including December 31, 2012 without any modification the commission pay plans of the Company and its Subsidiaries as in effect on the date hereof and pay all amounts earned by the Continuing Employees under such plans for 2012 to such Continuing Employees at the times specified in such plans.  Nothing contained herein shall be deemed to limit the right of Parent or the Surviving Company following the Effective Time to terminate the employment of any Continuing Employee at any time and for any or no reason.

(b)                                 From and after the Effective Time, Parent shall give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate, vesting and determination of the level of benefit (but not for purposes of benefit accrual under any defined benefit pension plan) under any benefit plans provided, maintained or contributed to by Parent or any of its Subsidiaries covering Continuing Employees, for such Continuing Employee’s service with the Surviving Company or any of its Affiliates (including Parent), to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Effective Time under a comparable Company Benefit Plan in which such employee participates, except to the extent such credit would result in duplication of benefits.

(c)                                  With respect to any welfare benefit plan of Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) use commercially reasonable efforts to waive, or cause to be waived, all limitations as to preexisting conditions, exclusions and waiting periods and actively at work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived or satisfied under the applicable corresponding Company Benefit Plan and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments, deductibles and similar expenses paid under corresponding Company Benefit Plans in the calendar year in which such Continuing Employee (or his or her eligible dependents or beneficiaries) become eligible to participate in such plan for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements.  Without limiting the generality of the foregoing, following the Acceptance Time, Parent shall continue or cause to be continued in effect the short and long-term disability insurance policies of the Company and its Subsidiaries as in effect on the date hereof at least until the final determination regarding eligibility for receipt of long-term disability insurance benefits thereunder of any employee of the Company or any of its Subsidiaries who is receiving or entitled to receive short-term or long-term disability benefits on the Closing has been made.

(d)                                 Prior to the Closing, the board of directors or other appropriate governing body of the Company or its Subsidiaries shall adopt resolutions stating that the Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plan”) is terminated effective at least one day prior to the Closing Date, but with such termination to be contingent on the occurrence of the Closing. The Company shall provide Parent with a copy of such executed resolution.  Parent shall provide or cause to be provided to the Continuing Employees immediately following the Closing coverage under a 401(k) plan maintained by Parent or its Affiliates (the “Parent 401(k) Plan”), and shall cause the Parent 401(k) Plan to accept elective rollovers of “eligible rollover distributions” (as defined in Section 402 of the Code) made to Continuing Employees from the Company 401(k) Plan, including rollovers of distributions of promissory notes evidencing participant loans.  Prior to the Closing, Parent shall amend the Parent 401(k) Plan and the Company shall amend the Company 401(k) Plan as may be necessary to allow for rollovers of loans in kind out of the Company 401(k) Plan and into the Parent 401(k) Plan and the Company and Parent shall cooperate prior to the Closing to establish a protocol for the loan rollover process.  Following the Closing, Parent shall cause the Company 401(k) Plan to distribute and the Parent 401(k) Plan to accept the rollover to the Parent 401(k) Plan of promissory notes evidencing participant loans under the Company 401(k) Plan in a manner that, subject to the timely affirmative elections of the applicable Company 401(k) Plan participant, does not cause the default of such loans.

6.4                               Indemnification, Exculpation and Insurance.

(a)                                 All rights to indemnification against and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate of Incorporation, the Company Bylaws, any resolution adopted by the Company Board or any indemnification agreement between such directors and officers and the Company or its Subsidiaries in each case, as in effect immediately prior to the execution and delivery of this Agreement, and, in the case of any such resolution or indemnification agreement, as set forth on Section 6.4(a) of the Company Disclosure Letter, shall be assumed by the Surviving Company in the Merger, without further action, as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)                                 The certificate of incorporation and the bylaws of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors or officers of the Company prior to the Effective Time than are presently set forth in the Company Certificate of Incorporation and the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)                                  From and after the Effective Time, in the event of any pending, threatened or actual claim, action, suit, proceeding or investigation (each, a “Claim”) in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that prior to the Effective Time he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) acts or omissions prior to the Effective Time by an Indemnified Party in the Indemnified Party’s capacity as director or officer of the Company or such Subsidiary or any of their respective predecessors or taken at the request of the Company or such Subsidiary or any of their respective predecessors, Parent and the Surviving Company, jointly and severally, shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, reasonable and documented costs, reasonable and documented expenses (including attorney’s fees and expenses, whether incurred in advance of or following the final disposition of any Claim), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Company shall advance all documented reasonable fees and expenses (including without limitation documented reasonable fees and expenses of legal counsel, experts, litigation consultants, and the cost of any appeal bonds) incurred by an Indemnified Party in connection with any Claim. The Indemnified Party shall qualify for advances, to the fullest extent permitted under applicable Law, so long as the Indemnified Party undertakes to repay the advance to the extent that it is ultimately determined that the Indemnified Party is not entitled to be indemnified by the Company under the provisions of this Agreement, the organizational documents of the Surviving Company, any indemnification agreements set forth in Section 6.4(a) of the Company Disclosure Letter, or applicable Law. Parent’s and the Surviving Company’s obligations under this Section 6.4(c) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made prior to the Effective Time or within such six (6) year period shall continue until the final disposition of such Claim.

(d)                                 Any Indemnified Party wishing to claim indemnification under Section 6.4(c), upon learning of any such Claim, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure prejudices the indemnifying party. In the event of any such Claim, Parent or the Surviving Company shall have the right to assume and control the defense thereof with counsel selected by Parent, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Claim at its own expense, except that if Parent or the Surviving Company elects not to assume such defense or there are issues which raise conflicts of interest between Parent or the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them (and reasonably acceptable to Parent and the Surviving Company) (it being further understood and agreed that, in any such case, to the extent that there are issues which raise conflicts of interest among the Indemnified Parties, the Indemnified Parties may retain more than one counsel to the extent necessary to address such conflicts of interest), and Parent or the Surviving Company shall pay all reasonable fees and expenses of such counsel(s) for the Indemnified Parties promptly as statements therefor are received.  Each of Parent, the Company, the Surviving Company and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  Notwithstanding anything in this Section 6.4 to the contrary, unless Parent and the Surviving Company elect not to assume such defense, Parent and the Surviving Company shall not be liable for any settlement effected by any Indemnified Party without their prior written consent (not to be unreasonably withheld, conditioned or delayed).  Neither Parent nor the Surviving Company shall have any obligation hereunder to any Indemnified Party (and any Indemnified Party to whom expenses are advanced agrees to repay such advances) if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that such Indemnified Party is not entitled to indemnification hereunder.

(e)                                  Prior to the Acceptance Time, the Company may, in consultation with Parent,  obtain or pay for any “tail” insurance policies with a claims period of at least six (6) years from and after the Acceptance Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s policies existing as of the date hereof; provided, however, that such “tail” insurance policies shall not require the payment of an aggregate annual premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance; provided, further, that if such “tail” insurance policies cannot be obtained at all or can be obtained only for an amount in excess of three hundred percent (300%) of the current annual premium therefor, prior to the Acceptance Time, the Company may, in consultation with Parent, obtain as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to three hundred percent (300%) of the current annual premium therefor.  If the Company and the Surviving Company shall for any reason fail to obtain such “tail” insurance policies as of the Acceptance Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Acceptance Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as that provided under the Company’s existing policies as of the date hereof, or the Surviving Company shall, and Parent shall cause the Surviving Company to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided under the Company’s existing policies as of the date hereof; provided, however, that neither Parent nor the Surviving Company shall be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance.

(f)                                   Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.4 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Company and their respective Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives, each of whom is an express third party beneficiary of this Section 6.4.  In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume (including by operation of Law) the obligations set forth in this Section 6.4.  The obligations of Parent and Merger Sub under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.4 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.

(g)                                  The provisions of this Section 6.4 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any such Person may have from the Company, Surviving Company or any other Person by contract or otherwise.

6.5                               Public Announcements.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE or any stock exchange to which Parent or Merger Sub is a party.  For the avoidance of doubt, the Company shall not be required to consult with or obtain the prior written consent of Parent and/or Merger Sub in connection with any press release or public announcement in connection with any action made in compliance in all material respects with Section 5.3.

6.6                               Fees and Expenses.  Parent or the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III and all filing, printing and mailing costs of the Proxy Statement.  Except as otherwise provided in this Agreement, whether or not Shares are purchased pursuant to the Offer, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expense.

6.7                               Section 16(b).  Prior to the Effective Time, Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8                               Rule 14d-10 Matters.  Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take such steps as may be required to approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (A) each Company Stock Plan, (B) the treatment of the Company Stock Options in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan that provides compensation or benefits in connection with the transactions contemplated by this Agreement, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.9                               Stock Exchange De-Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NYSE) to cause the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.10                        Takeover Statutes.  Parent, the Company and their respective boards of directors shall (a) take all reasonable action necessary to ensure that no takeover statute is or becomes applicable to this Agreement or the transactions provided for herein or therein, including the Offer, the Top-Up Option and the Merger, and (b) if any takeover statute becomes applicable to this Agreement or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall otherwise act to eliminate or minimize the effect of such takeover statute on Parent and Merger Sub, this Agreement and the transactions provided for herein or therein.

6.11                        Company Loan Agreement.  At the Acceptance Time, the Company shall pay all outstanding obligations owed under the Revolving Credit Agreement (the “Credit Agreement”) dated January 26, 2012 (effective on February 14, 2012), by and among the Company, as borrower, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders and swing line lender.  At the request of the Company, Parent shall contribute all funds necessary for the Company to pay such outstanding obligations.  In the event that Parent contributes any funds to the Company pursuant to the immediately preceding sentence, the Company shall issue to Parent in exchange for such contribution, a number of Shares equal to the (a) the amount so contributed divided by (b) the Offer Price. To the fullest extent permitted by applicable Law, each of Parent, Merger Sub and the Company agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to any Dissenting Shares, the Surviving Company shall not assert that any amounts contributed to the Company or any Shares issued to Parent in accordance with this Section 6.11 should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

6.12                        FIRPTA Certificate.  On the Closing Date, the Company shall provide to Parent a statement issued in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date, signed under penalty of perjury, and in form and substance reasonably satisfactory to Parent, certifying that the Company is not, and has not been for the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.13                        Transaction Litigation.  The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any pending or threatened litigation related to the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries or Representatives shall compromise or settle any such litigation unless Parent shall first have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

6.14                        Earnings Results.  Unless the Lock-Up Waivers (as defined in the Support Agreements) have been obtained, the Company shall use reasonable best efforts to release its earnings results for the Company’s fiscal quarter ended June 30, 2012 on or before August 6, 2012.

6.15                        Lock-Up Waiver. The Company shall not, without the prior written consent of Parent, pay any amount in connection with obtaining any of the Lock-Up Waivers (as defined in the Support Agreements) being sought by the applicable stockholders in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)                                 The Offer. Merger Sub shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer (provided, that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Merger Sub hereunder if Merger Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer).

(b)                                 Stockholder Approval. The Stockholder Approval (if required under the DGCL) shall have been obtained (provided, that the Stockholder Approval shall not be a condition to the obligations of Parent and Merger Sub hereunder if Parent and Merger Sub do not vote or cause to be voted at the Stockholder Meetings all of the Shares then beneficially owned by them in favor of the approval of the Merger and the adoption of this Agreement).

(c)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Merger.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination. This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                                 by mutual written agreement of Parent, Merger Sub and the Company;

(b)                                 by either the Company or Parent in the event that the Offer Closing shall not have occurred on or before October 8, 2012 (such date referred to herein as the “Initial Outside Date”; the Initial Outside Date including as it may be extended as set forth below, the “Outside Date”); provided, however, that if, on the Initial Outside Date or any later Outside Date, the condition set forth in clause (ii) of Annex I shall not have been satisfied but all other conditions set forth in Annex I (except for the Minimum Condition and the condition set forth in clause (viii) of Annex I) shall have been satisfied, then the Initial Outside Date or such later Outside Date shall be automatically extended, without further action by the parties hereto, to the earlier of December 21, 2012 or the date that is one month after the applicable Outside Date;

provided, further, that if (x) the Outside Date shall have been extended to December 21, 2012 in accordance with this Section 8.1(b), (y) on December 21, 2012 all conditions set forth in Annex I (except for the Minimum Condition and the condition set forth in clause (viii) of Annex I) shall have been satisfied and (z) the Offer and the Merger are capable of being consummated on or prior to December 31, 2012 (taking into account, among other things, any required extension of the Offer pursuant to Rule 14d-4 under the Exchange Act), then the Outside Date shall be automatically extended, without further action by the parties hereto, to December 31, 2012; provided, further, that if the Outside Date shall have been extended to December 31, 2012 and the Offer Closing shall not have occurred by December 31, 2012, then the Company shall have the right (but not the obligation), in its sole discretion, to extend the Outside Date to January 31, 2013; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party hereto whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by either the Company or Parent if there shall be any Law enacted by a Governmental Authority of competent jurisdiction after the date of this Agreement remaining in effect that makes the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any Restraint enjoining or otherwise prohibiting the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer or the consummation of the Merger and such Restraint shall have become final and non-appealable; provided, however, that in the case of a Restraint, a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such Restraint is attributable to the failure of such Party (or any Affiliate of such Party) to perform any covenant or other obligation under this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time;

(d)                                 by the Company, in the event that (i) the Company has complied in all material respects with Section 5.2 and Section 5.3, (ii) the Company shall have received a Superior Proposal; (iii) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Stockholders under applicable Law; (iv) the Company shall have delivered to Parent a Recommendation Change Notice; (v) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives and negotiate in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. New York City Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending five (5) Business Days later at 5:00 p.m. New York City Time; provided, however, that in the event of any material revisions to the terms or conditions of the Superior Proposal, the Company shall be required to deliver a new Recommendation Change Notice to Parent and to comply again with the requirements of this Section 8.1(d), except that references to the five (5) Business Day period shall be deemed references to a forty-eight (48) hour period (it being understood and hereby agreed that such five (5) Business Day or forty-eight (48) hour period, as applicable, may be the same five (5) Business Day or forty-eight (48) hour period contemplated by Section 5.3(a)(iii)); (vi) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with its fiduciary duties to the Stockholders under applicable Law; and (vii) concurrently with the termination of this Agreement, the Company enters into such Superior Proposal and pays Parent the Termination Fee; provided, that the parties hereto agree that any termination of this Agreement pursuant to this Section 8.1(d) shall not be effective until the Company shall have paid the Termination Fee, but if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by the Company, such termination shall be effective without regard to this proviso (but subject, in any event, to payment of the Termination Fee within one (1) Business Day following receipt of such wire instructions);

(e)                                  by Parent, in the event that (i) Parent has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) the Company shall have (A) breached or be deemed to have breached in any material respect any of its obligations under Section 5.2 or Section 5.3 or (B) breached any of its representations, warranties or covenants (other than Section 5.2 and Section 5.3) under this Agreement such that the conditions set forth in clauses (vi) or (vii) of Annex I would not be satisfied and, in the case of this clause (B), shall have failed to cure such breach prior to the earlier of (1) the Outside Date and (2) the thirtieth (30) Business Day after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to clause (B) of this Section 8.1(e)(ii) in respect of the breach set forth in any such written notice (x) at any time during such thirty (30) Business Day (or shorter) period, and (y) at any time after such thirty (30) Business Day (or shorter) period if the Company shall have cured such breach during such thirty (30) Business Day (or shorter) period);

(f)                                   by Parent, in the event that the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change;

(g)                                  by the Company, in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement (which breach would or would reasonably be expected to individually or in the aggregate prevent or materially impede, hinder or delay the consummation of the Offer or the Merger), and shall have failed to cure such breach prior to the earlier of (A) the Outside Date and (B) the thirtieth (30) Business Day after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g)(ii) in respect of the breach set forth in any such written notice (x) at any time during such thirty (30) Business Day (or shorter) period, and (y) at any time after such thirty (30) Business Day (or shorter) period if Parent and Merger Sub shall have cured such breach during such thirty (30) Business Day (or shorter) period); or

(h)                                 by the Company, in the event that (i) Merger Sub fails to commence the Offer within the time required by Section 1.1(a) or terminates, withdraws or makes any change to the Offer in violation of the terms of this Agreement or (ii) at any scheduled expiration date of the Offer, Merger Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 1.1(a) and at such time all of the conditions set forth in Annex I are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer.

8.2                               Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the proviso of the second sentence of Section 1.1(c), the last sentence of Section 1.2(b), the third sentence of Section 6.1(a), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.3(g) and Section 8.3(h), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability for any knowing and intentional breach of any of its representations, warranties or covenants set forth in, or fraud in connection with, this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3                               Fees and Expenses.

(a)                                 General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b)                                 In the event that (i) this Agreement is terminated (A) by Parent pursuant to and in accordance with Section 8.1(e) or (B) by either Parent or the Company pursuant to and in accordance with Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal (such Acquisition Proposal, the “Outstanding Proposal”), and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to the Outstanding Proposal or the Outstanding Proposal is consummated, then, in any such case, the Company shall pay to Parent $14,500,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after entering into such definitive agreement with respect to the Outstanding Proposal (or, if earlier, the consummation of the Outstanding Proposal); provided, however, that if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by the Company, the Company shall pay to Parent the Termination Fee within one (1) Business Day following receipt of such wire instructions.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to and in accordance with Section 8.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent concurrently with the termination of this Agreement; provided, that the if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by the Company, the Company shall pay to Parent the Termination Fee within one (1) Business Day following receipt of such wire instructions.

(d)                                 In the event that this Agreement is terminated by Parent pursuant to and in accordance with Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(e)                                  In the event that this Agreement is terminated (i) by either Parent or the Company pursuant to and in accordance with Section 8.1(b) and on the date that is five (5) Business Days prior to the Outside Date either (A) the condition set forth in clause (ii) of Annex I shall not have been satisfied or (B) the condition set forth in clause (iii) of Annex I shall not have been satisfied as a result of any Restraint or any Law under any competition, merger control, antitrust, investment or similar Laws (including the HSR Act) or under the FSMA in respect of this Agreement or the transactions contemplated hereby, (ii) by either the Company or Parent pursuant to Section 8.1(c) as a result of any Restraint or any Law under any competition, merger control, antitrust, investment or similar Laws (including the HSR Act) or under the FSMA in respect of this Agreement or the transactions contemplated hereby, or (iii) by the Company pursuant to Section 8.1(g) as a result of a material breach by Parent Guarantor, Parent or Merger Sub of Section 6.2, then in each such case Parent shall pay the Company $14,500,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after any such termination; provided, that if the Company fails to deliver its wire instructions to Parent within twenty-four (24) following such termination, Parent shall pay to the Company the Parent Termination Fee within one (1) Business Day following receipt of such wire instructions.

(f)                                   Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee, or Parent fails promptly to pay the Parent Termination Fee, in each case, due pursuant to Section 8.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in an award against the Company or Parent, as applicable, for such fee, then the Company shall pay Parent (in the case of an award against the Company with respect to the Termination Fee), or Parent shall pay the Company (in the case of an award against Parent with respect to the Parent Termination Fee), as applicable, such party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g)                                  Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.9), (x) if the Company pays the Termination Fee, then such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (y) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement.  In no event shall the Company be required to pay the Termination Fee on more than one occasion.  Notwithstanding anything else contained in this Agreement to the contrary (but subject to Section 9.9), the maximum amount that the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors will be required to pay, individually or in the aggregate, for any liability, damages, recovery or judgment (including any obligation to pay the Termination Fee) relating to or arising out of this Agreement or the transactions contemplated hereby or in connection with a termination of this Agreement, shall in no event exceed an amount equal to the Termination Fee.

(h)                                 Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.9), (x) if Parent pays the Parent Termination Fee, then such payment shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (y) if the Company receives any payments from Parent in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company in respect of any such breaches of this Agreement.  In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  Notwithstanding anything else contained in this Agreement to the contrary (but subject to Section 9.9), the maximum amount that the Parent or any of its former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors will be required to pay, individually or in the aggregate, for any liability, damages, recovery or judgment (including any obligation to pay the Parent Termination Fee) relating to or arising out of this Agreement or the transactions contemplated hereby or in connection with a termination of this Agreement, shall in no event exceed an amount equal to the Parent Termination Fee.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

9.2                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is personally delivered, (ii) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (with confirmation) at the facsimile telephone number or electronic mail address specified in this Section 9.2 prior to 5:00 p.m. (Eastern Time) on a Business Day, (iii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (with confirmation) at the facsimile telephone number or electronic mail address specified in this Section 9.2 later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iv) when received, if sent by nationally recognized overnight courier service (providing proof of delivery) (in each such case such notices, requests, claims, demands and other communications hereunder shall also be submitted via electronic mail). The address for such notices and communication shall be as follows:

(a)                                 if to Parent or Merger Sub, to:

c/o Thomson Reuters Corporation
3 Times Square

New York, NY 10036
Attn: Deirdre Stanley
Facsimile:  (646) 223-7716
Email: Deirdre.Stanley@thomsonreuters.com

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: David Shine; Tiffany Pollard
Facsimile:  (212) 859-4000
Email: david.shine@friedfrank.com; tiffany.pollard@friedfrank.com

(b)                                 if to the Parent Guarantor:

Thomson Reuters Corporation
3 Times Square

New York, NY 10036
Attn: Deirdre Stanley
Facsimile:  (646) 223-7716
Email: Deirdre.Stanley@thomsonreuters.com

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: David Shine; Tiffany Pollard
Facsimile:  (212) 859-4000
Email: david.shine@friedfrank.com; tiffany.pollard@friedfrank.com

(c)                                  if to the Company, to:

FX Alliance Inc.
909 Third Avenue, 10th Floor
New York, NY 10022
Attn: James F.X. Sullivan; John W. Cooley
Facsimile:  (646) 840-3916
Email: jim.sullivan@fxall.com; john.cooley@fxall.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn:                    David Fox, Esq.; Joshua Zachariah
Facsimile:  (212) 446-6460
Email: david.fox@kirkland.com; joshua.zachariah@kirkland.com

9.3                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Acquisition Proposal” shall mean any written, bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than twenty percent (20%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Business Day” means any day other than a Saturday, Sunday, U.S. federal holiday or a day on which banks are not required or authorized to be closed in the City of New York.

“Company IT Assets” means all IT Assets owned, used or held for use in the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence (each, an “Event”) that individually or taken together with other Events, (A) has a material adverse effect on the business, assets, liabilities, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or (B) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated by this Agreement, except with respect to clause (A) to the extent that such material adverse effect results from or is attributable to any of the items set forth on Section 9.3 of the Company Disclosure Letter or any of the following: (i) any Events in general United States, European, any European state, Asian or global economic conditions; (ii) any Events in conditions generally affecting the electronic trading technology industry; (iii) any decline in the market price or trading volume of the Shares on the NYSE (provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Event underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (iv) any regulatory, legislative or political or geopolitical Events or securities, credit, currency, financial or other capital markets Events, in each case in the United States, the European Union, or any other jurisdiction or geographical area; (v) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (vi) the execution and delivery of this Agreement, the performance by any party hereto of its obligations hereunder, the identity of (or any facts or circumstances relating to) Parent or its Affiliates, or any communication by Parent or any of its Affiliates regarding its or their plans or intentions with respect to the conduct of the business or assets of the Company and its Subsidiaries, or the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company with its employees or with any other third party, or the initiation of any Proceedings against the Company as a result thereof (provided that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 4.1(e)(i); (vii) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change, in GAAP (or other accounting standards applicable to the Company or its Subsidiaries) or in any Law applicable to the Company or its Subsidiaries; (viii) any man-made or natural disasters or other force majeure Events or the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement (whether or not pursuant to the declaration of a national emergency or war); or (ix) any action taken by the Company as required by this Agreement or taken or omitted to be taken at the express request of Parent or any action or omission to which Parent has consented in writing; provided, however, that any Event referred to in clauses (i), (ii), (iv) or (viii) shall not be excluded pursuant to such clauses to the extent (and only to the extent) it disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and countries and regions in which the Company and its Subsidiaries operate.

“Company Permitted Liens” means, collectively, (i) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or are being contested in good faith by appropriate proceedings, (iii) in the case of real property, matters that would be disclosed by an accurate survey or inspection of such real property, (iv) matters of record or registered Liens affecting title to any asset, (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, (vi) statutory Liens of landlords for amounts not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (viii) licenses or other grants of rights with respect to Intellectual Property Rights that are entered into or granted in the ordinary course of business; and (ix) defects, irregularities or imperfections of title and other Liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate.

“Company Stock Option” means a stock option to acquire Company Common Stock granted under a Company Stock Plan.

“Company Stock Plans” shall mean the 2006 Stock Option Plan and the 2012 Incentive Compensation Plan.

“Company Restricted Stock” means a share of Company Common Stock granted pursuant to the Company Stock Plan that is subject to restriction.

“Confidentiality Agreement” means the confidentiality agreement, dated June 28, 2012, between Thomson Reuters (Markets) LLC and the Company.

“Contract” means any contract, lease, sublease, concession, franchise, indenture, commitment, note, bond, license, sublicense, mortgage, indenture or other agreement, instrument, obligation, whether written or oral.

“executive officers of the Company” means the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company.

“GAAP” means U.S. generally accepted accounting principles.

“Intellectual Property Rights” means any and all intellectual property rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (i) patents and patent applications, utility models, invention disclosures, and reissues, continuations, continuations in part, divisionals, substitutions, supplementary protection certificates, reexaminations, extensions and counterparts claiming priority therefrom and all foreign equivalents thereof (collectively, “Patents”); (ii) copyrights and all other copyrightable works of authorship, rights in data and databases, and all copyright registrations, and applications thereof (“Copyrights”); (iii) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common Law), confidential and proprietary know-how, information, data, systems, processes, techniques, protocols, methods, formulae, specifications, and methodologies (collectively “Trade Secrets”); and (iv) trademarks, trade names, service marks, trade dress, slogans, logos, domain names and all other indicia of origin and the goodwill associated therewith, and all registrations and applications therefor (collectively, “Trademarks”).

“Intervening Event “ means a material event, development or change in circumstances with respect to the Company occurring, arising or coming to the attention of the Company Board after the date of this Agreement and prior to the Acceptance Time, and which was not known to the Company Board or the executive officers of the Company as of or prior to the date of this Agreement.

“IT Assets “ means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Offer Closing” means the date of payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, Inc., the National Futures Association, the CME Group, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act, and the rules and regulations thereunder), any other securities exchange, futures exchange, board of trade, trading facility, contract market, commodities market, any other such exchange, clearinghouse or corporation or other similar federal, state or foreign self-regulatory body or organization.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests or membership units of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which, is owned directly or indirectly by such first Person. For clarity, the term “Subsidiary” as used herein with respect to Parent shall include the Surviving Company.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal made after the date hereof for an Acquisition Transaction on terms that the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal that the Company Board deems appropriate, including the likelihood and timing of consummation of such Acquisition Transaction, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would be more favorable to the Stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the Company Board (or such committee) considers relevant (after giving effect to all adjustments to the terms thereof which may be offered by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to 20% in the definition of Acquisition Transaction shall be deemed references to 50%.

9.4                               Interpretation.  When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article of, section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any reference in this Agreement to any federal, state, local or foreign statute or law means such statute or law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or laws.  Any reference in this Agreement to any agreement or instrument means such agreement or instrument as in effect on the date hereof, as such agreement may be amended, modified or supplemented (including by waiver or consent) from time to time solely in accordance with the terms of this Agreement.  References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each party as if they were original signatures.

9.6                               Entire Agreement; No Third-Party Beneficiaries.

(a)                                 This Agreement (including the Company Disclosure Letter and the exhibits hereto) and the Confidentiality Agreement and the documents and instruments referred to herein that are to be delivered at the Acceptance Time and at Closing constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided, that the Confidentiality Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force or effect at and after the Effective Time.

(b)                                 Except for the provisions of Section 6.4, nothing in this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto) is intended to confer upon any Person other than the parties hereto any legal or equitable rights or remedies by reason of this Agreement. Notwithstanding the immediately preceding sentence: (i) following the Effective Time the provisions of Article III hereof shall be enforceable by any one or more of the Stockholders solely for the purpose of, and to the extent necessary to receive the Merger Consideration to which each such Stockholder is entitled pursuant to Article III; and (ii) nothing in this Agreement shall modify, alter or otherwise derogate from any right or remedy available to any Stockholder under the Exchange Act in connection with the transactions contemplated by this Agreement.

9.7                               Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b)                                 Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii)

agrees that it will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.2 (Notices). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(c).

9.8                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.9                               Specific Performance.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES HERETO SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT AS CONTEMPLATED BY SECTION 9.7(b), THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY (AND EACH PARTY HERETO HEREBY WAIVES ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY).

9.10                        Amendment; Extension; Waiver.  Subject to applicable Law, this Agreement may be amended by the Parties at any time prior to the Effective Time by an instrument in writing signed by each party hereto. At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand and the Company, on the other hand, may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained herein, provided, however, that following the Acceptance Time, any such actions by the Company shall be subject to Section 1.3(d). Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party hereto of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.11                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.12                        Obligations of Parent and of the Company.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action (including an undertaking on the part of Parent to provide to Merger Sub all funds necessary to take such action). Parent will take all actions necessary to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.13                        Parent Guarantee.

(a)                                 The Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company the full, complete and timely performance, subject to the terms and conditions hereof, by Parent and Merger Sub of each and every obligation of Parent and Merger Sub under this Agreement.  The Parent Guarantor hereby also agrees to fully comply as to itself with Section 6.2.  If any default shall be made by Parent or Merger Sub in the performance of any such obligations, then the Parent Guarantor shall perform or cause to be performed such obligations immediately upon written notice from the Company specifying the default.  Prior to proceeding against the Parent Guarantor hereunder (except with respect to the second sentence of this Section 9.13(a)), the Company shall first demand performance from Parent and/or Merger Sub, as applicable, in accordance with the applicable provisions of this Agreement; provided, however, that the Company shall not be required to initiate legal proceedings against Parent or Merger Sub prior to proceeding against the Parent Guarantor or demand performance therefrom more than once. Subject to the terms and conditions hereof, the Parent Guarantor waives (i) any and all defenses specifically available to a guarantor (other than performance in full by Parent and/or Merger Sub) and (ii) any notices, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance.  The guarantee set forth in this Section 9.13 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of Parent and Merger Sub under this Agreement.  The guarantee set forth in this Section 9.13 is a primary guarantee of performance and not just of collection.

(b)                                 The Parent Guarantor is duly incorporated and is valid and subsisting as a corporation under the Laws of the Province of Ontario, Canada.  The Parent Guarantor has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Parent Guarantor and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Section 9.13 and the provisions referenced in Section 9.13(d) constitute a valid and binding obligation of the Parent Guarantor, enforceable against it in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions.  The Parent Guarantor owns, directly or indirectly, 100% of the equity interests in Parent and Merger Sub.

(c)                                  Except to the extent of the expiration of all statutes of limitations under applicable Law, no delay of the Company in the exercise of, or failure to exercise, any rights under the guarantee set forth in this Section 9.13 shall operate as a waiver of such rights, a waiver of any other rights, or a release of the Parent Guarantor from any of its obligations hereunder.  The Parent Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of, or other changes in the terms of the obligations subject to, the guarantee set forth in this Section 9.13 or any part thereof, in each case, to the extent Parent has agreed to such change in writing in accordance with this Agreement.

(d)                                 The Parent Guarantor hereby agrees to be bound by Sections 6.2, 9.2, 9.4, 9.5, 9.7, 9.8, 9.9 and 9.11.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THOMCORP HOLDINGS INC.

By:	/s/ Priscilla C. Hughes
	Name:	Priscilla C. Hughes
	Title:	VP and Assistant Secretary

[Signature Page to Merger Agreement]

CB TRANSACTION CORP.

By:	/s/ Priscilla C. Hughes
	Name:	Priscilla C. Hughes
	Title:	VP and Secretary

[Signature Page to Merger Agreement]

FX ALLIANCE INC.

By:	/s/ Philip Z. Weisberg
	Name:	Philip Z. Weisberg
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Acknowledged and agreed solely with respect
to Section 9.13:

THOMSON REUTERS CORPORATION

By:	/s/ Marc E. Gold
	Name:	Marc E. Gold
	Title:	Assistant Secretary

[Signature Page to Merger Agreement]

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.

Notwithstanding any other provision of the Offer, subject to the provisions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of Merger Sub to pay for, or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and Merger Sub may delay its acceptance for payment of or, subject to the restriction referred to above, its payment for, any Tendered Shares, and, subject to the provisions of the Agreement, Merger Sub may amend or terminate the Offer and not accept for payment any Tendered Shares, if:

(i)                                     prior to the Expiration Date there shall not be validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Merger Sub, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis (which total number shall be the number of Shares issued and outstanding plus the number of Shares which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but whether or not then vested, convertible, exchangeable or exercisable, but excluding the Top-Up Option, and regardless of the conversion or exercise price or any other term or condition thereof (the “Minimum Condition”));

(ii)                                  prior to the Expiration Date, (x) any applicable waiting period (or any extension thereof) under the HSR Act shall not have expired or been terminated or (y) the FSA having failed to notify Parent pursuant to Section 189(4)(a) of the FSMA that the FSA approves of Parent (and any other potential controllers in Parent’s group, to the extent required) acquiring control of the Company, or not being treated as having given such approval pursuant to Section 189(6) of the FSMA;

(iii)                               there shall be in effect any Restraint enjoining or preventing the acceptance for payment of, or the payment for, the Shares or otherwise prohibiting consummation of the Offer or the Merger, or any Law shall have been enacted after the date hereof by a Governmental Authority of competent jurisdiction that prohibits or makes illegal the Merger or the acceptance for payment of, or the payment for, the Shares pursuant to the Offer;

(iv)                              the Agreement shall have been terminated in accordance with its terms;

(v)                                 any Company Material Adverse Effect shall have occurred following the execution and delivery of this Agreement;

Annex I - 1

(vi)                              as of the date of this Agreement and as of the Acceptance Time (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (A) any representation or warranty of the Company contained in Section 4.1(a), Section 4.1(b), Section 4.1(c) Section 4.1(d), Section 4.1(r)(i) or Section 4.1(r)(ii) shall not be true and correct in all respects, except for, in the case of Section 4.1(c), Section 4.1(r)(i) or Section 4.1(r)(ii), de minimus inaccuracies, or (B) any other representation or warranty of the Company contained in this Agreement shall not be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or similar qualifiers set forth therein) except where the failure of such representations and warranties referred to in this clause (B) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(vii)                           the Company shall not have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement required to be performed or complied with prior to the Acceptance Time, and such failure to perform shall not have been cured prior to the Acceptance Time; or

(viii)                        Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company certifying as to the satisfaction of the conditions in paragraphs (v), (vi) and (vii) of this Annex I.

The conditions to the Offer set forth in this Annex I (except for the Minimum Condition) are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided nothing herein shall relieve any party from any obligation or liability such party has under this Agreement) giving rise to any such condition and may be waived only by Parent or Merger Sub, in their sole discretion, in whole or in part at any applicable time and from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.  Any failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of this Agreement.

Annex I - 2

ANNEX II

SURVIVING COMPANY CERTIFICATE OF INCORPORATION

Annex II - 1

ANNEX II

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FX ALLIANCE INC.

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

FX Alliance Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                       The name of the Corporation is FX Alliance Inc.

2.                                       The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 22, 2006 and an amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 8, 2012.

3.                                       The provisions of the amended and restated certificate of incorporation of the Corporation as herein amended are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Second Amended and Restated Certificate of Incorporation of FX Alliance Inc..”

4.                                       This second amended and restated certificate of incorporation, which restates, integrates and further amends the amended and restated certificate of incorporation of the Corporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.                                       Pursuant to Section 103(d) of the DGCL, this Second Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

6.                                       The amended and restated certificate of incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

FIRST:   The name of the corporation is FX Alliance Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The total number of shares which the Corporation shall have the authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH:   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SIXTH:  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

SEVENTH:

(a)  Limitation of Liability.

(i)                                      To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(ii)                                   Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

(b)                                  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section (c) of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section (b) of this Article SEVENTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification and advancement of expenses of directors and officers.

(c)                                   Procedure for Indemnification.  Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section (b) of this Article SEVENTH shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section (b) of this Article SEVENTH), upon the written request of the director or officer.  If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article SEVENTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section (b) of this Article SEVENTH), the right to indemnification or advances as granted by this Article SEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any action by a director or officer for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (b) of this Article SEVENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents for whom indemnification and advancement of expenses is provided pursuant to Section (b) of this Article SEVENTH shall be the same procedure set forth in this Section (c) for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employee or agent.

(d)                                  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(e)                                   Service for Subsidiaries.  Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by the Corporation (a “subsidiary” for this Article SEVENTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(f)                                     Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article SEVENTH in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVENTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(g)                                  Other Rights; Continuation of Right to Indemnification.  The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.  All rights to indemnification under this Article SEVENTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article SEVENTH is in effect.  Any repeal or modification of this Article SEVENTH or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

(h)                                  Merger or Consolidation.  For purposes of this Article SEVENTH, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i)                                      Savings Clause.  If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section (b) of this Article SEVENTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article SEVENTH to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

EIGHTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this second amended and restated certificate of incorporation to be executed and acknowledged by its duly authorized officer this              day of                       , 2012.

FX ALLIANCE INC.

By:
Name:
Title: